Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

August 15, 2014

among

JR ACQUISITION, LLC,

JAMES RIVER COAL COMPANY,

THE SUBSIDIARIES OF JAMES RIVER COAL COMPANY LISTED ON SCHEDULE A HERETO

and

JAMES RIVER COAL COMPANY,
AS SELLERS’ REPRESENTATIVE

i

ii

iii

SCHEDULES

Schedule 1.01(a)(i)	Buyer’s Knowledge
Schedule 1.01(a)(ii)	Sellers’ Knowledge
Schedule 1.01(b)	Laurel Mountain Permits
Schedule 2.01(c)	Equipment and Fixed Assets
Schedule 2.01(e)	Assumed Contracts
Schedule 2.01(g)	Transferred Permits
Schedule 2.01(j)	Purchased Intellectual Property
Schedule 2.01(k)	Avoidance Actions
Schedule 2.02(j)	Specifically Excluded Assets
Schedule 2.02(k)	Excluded Leases
Schedule 2.07(a)	Minimum Tons
Schedule 3.04	Sellers Noncontravention
Schedule 3.05(a)	Owned Real Property
Schedule 3.06(a)(i)	Leases and Leased Real Property
Schedule 3.06(a)(ii)	Prepaid Royalties and Un-recouped Minimum Royalties
Schedule 3.07	Permits and Licenses
Schedule 3.08(c)	Environmental Matters
Schedule 3.12	Ordinary Course of Business
Schedule 3.14	Insurance Policies
Schedule 3.15(a)	Litigation
Schedule 3.15(b)	Actions
Schedule 3.16	Laws and Regulations
Schedule 4.04	Buyer Noncontravention
Schedule 5.02	No Changes to Business
Schedule 9.01(a)	Business Employees

iv

EXHIBITS

Exhibit A	Contracts Assignment and Assumption Agreements
Exhibit B	General Assignments and Bills of Sales
Exhibit C	Hampden Complex
Exhibit D	Hazard Complex
Exhibit E	IP Assignment Agreements
Exhibit F	Lease Assignment and Assumption Agreements
Exhibit G	Triad Complex
Exhibit H	Escrow Agreement
Exhibit I	Transaction Debt Financing Terms
Exhibit J	Amended Kentucky River Leases Terms

Schedule A	Subsidiaries

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 15, 2014 (the “Effective Date”), by and among JR Acquisition, LLC, a Delaware limited liability company (“Buyer”), James River Coal Company, a Virginia corporation (“James River”), the Subsidiaries (as hereinafter defined) of James River set forth on Schedule A (collectively, the “JRCC Subsidiaries”, and together with James River, the “Sellers”) and James River, as Sellers’ Representative (“Sellers’ Representative”). The Sellers, Buyer and Sellers’ Representative are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, James River and its Subsidiaries conduct a business that mines, processes, markets and sells metallurgical, thermal and specialty coal through mining complexes located throughout eastern Kentucky, southern West Virginia and southern Indiana;

WHEREAS, on April 7, 2014 (the “Petition Date”), James River and all of its wholly owned Subsidiaries filed a voluntary petition for relief commencing a case under chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”);

WHEREAS, Buyer and/or the Designated Buyers (as hereinafter defined) desire to purchase certain assets and assume certain liabilities of the Sellers, and the Sellers desire to sell certain assets and transfer certain liabilities of the Sellers, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, upon the terms and conditions set forth herein, the Parties intend to effectuate the transactions contemplated by this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code; and

WHEREAS, the execution and delivery of this Agreement and the Sellers’ ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1

Article 1
Definitions

Section 1.01.      Definitions. As used herein, the following terms have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, formal inquiry, notice of violation, proceeding or litigation, whether civil, criminal, administrative, regulatory, at law, in equity or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Alternative Transaction” means (i) the filing of a plan of reorganization contemplating the sale or retention of all or any portion of the Purchased Assets that is inconsistent with the terms of this Agreement or (ii) a sale, lease or other disposition directly or indirectly by merger, consolidation, tender offer, share exchange or otherwise to one or more third parties of any Purchased Assets.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, reporting or licensing requirement or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, Liabilities or business, as amended unless expressly specified otherwise.

“Apportionment Escrow Amount” means an amount equal to $6,840,000.

“Apportionment Escrow Funds” means, at any given time after Closing, the funds remaining in one or more accounts in which the Escrow Agent has deposited the Apportionment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

“Auditor” means Deloitte LLP, unless it is unwilling or unable to act, in which case a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to Buyer and Sellers’ Representative.

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“Avoidance Action” means any avoidance, preference or recovery, claim, action or proceeding arising under chapter 5 of the Bankruptcy Code or under any similar state or federal law.

“Bankruptcy Case” means the case, as jointly administered, commenced by the Sellers under chapter 11 of the Bankruptcy Code, styled In re James River Coal Company, et al., Case No. 14-31848 (KRH) and pending before the Bankruptcy Court.

“Bankruptcy Code” means title 11 of the United States Code, sections 101 et. seq.

“Bidding Procedures” means the Strategic Transaction Bidding Procedures (as defined in the Bidding Procedures Order) approved by the Bidding Procedures Order, together with such changes thereon, if any, as shall have been made in accordance with the Bidding Procedures Order.

“Bidding Procedures Order” means that certain order entered by the Bankruptcy Court on May 9, 2014, approving the Bidding Procedures, as such order may be amended, supplemented or modified from time to time.

“Black Lung Benefits Act” means the Black Lung Benefits Act, title 30 of the United States Code, sections 901 et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, 95 Stat. 1643, and the Black Lung Consolidation of Administrative Responsibility Act, Pub. L. No. 107-275, 116 Stat. 1925.

“Black Lung Liabilities” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Benefits Act, any similar state or local law, and occupational pneumoconiosis, silicosis or other lung disease liabilities and benefits arising under Applicable Law.

“Break-Up Fee” means $390,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Contract” means any note, bond, mortgage, indenture, agreement, lease, license, sublicense, contract, trust, instrument, arrangement, guarantee, purchase order or other commitment, obligation or understanding, whether oral or written, that is legally binding.

“Contracts Assignment and Assumption Agreements” means the Assignment and Assumption Agreements for the Assumed Contracts, substantially in the form attached hereto as Exhibit A.

“Cure Notice” has the meaning ascribed to such term in the Bidding Procedures.

“Debt Financing” means the debt financing of Buyer pursuant to the First Lien Credit Agreement.

“Data Room” means the Sellers’ virtual data room established at services.intralinks.com in connection with the transactions contemplated by this Agreement.

“Disclosure Schedule” means the disclosure schedule, dated the date hereof, regarding this Agreement that has been provided by the Sellers to Buyer on the date hereof.

“Encumbrance” means, with respect to any property or asset, any title defect, mortgage, lien, pledge, charge, security interest, bailment (in the nature of a pledge or for purposes of security), deed of trust, grant of a power to confess judgment, conditional sales and title retention agreement (including any lease or license in the nature thereof), claim, easement, encroachment, right of way, charge, condition, equitable interest, restriction or encumbrance of any kind.

“Environmental Law” means any Applicable Law relating to: (i) the pollution, protection or reclamation of the environment or (ii) any spill, emission, release or disposal into the environment of, or human exposure to, any pollutant, contaminant or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Expense Reimbursement Amount” means an aggregate amount equal to the reasonable and documented out-of-pocket fees and expenses of Buyer incurred in connection with (i) the negotiation and execution of this Agreement and the Transaction Documents and (ii) carrying out its obligations under this Agreement; provided that the Expense Reimbursement Amount shall not exceed $750,000.

4

“Financing Sources” means the lenders with respect to the Debt Financing or any other Person that commits to provide or arrange or otherwise enters into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and such entities’ and their respective Affiliates’ officers, directors, employees, attorneys, advisors, stockholders, partners, members, controlling Persons, agents and representatives and their respective successors and assigns.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement to be entered into after the date hereof by and among Cantor Fitzgerald, Buyer and the lender parties thereto.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, the last sentence of Section 3.07(b), Section 4.01, Section 4.02, Section 4.03 and Section 4.07.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Assignments and Bills of Sales” means the General Assignments and Bills of Sales for the Purchased Assets, substantially in the form attached hereto as Exhibit B.

“Governmental Authority” means any transnational, domestic or foreign federal, state, local, provincial, municipal, special purpose, or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body, governmental department, commission, board, officer, self-regulating authority, taxing authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“Hampden Complex” means the underground and surface mines comprising the mining complex commonly referred to as “Hampden” located in the Mingo, Kanawha and Logan counties of West Virginia as set forth on the map attached as Exhibit C.

“Hazard Complex” means the underground and surface mines comprising the mining complex commonly referred to as “Hazard” located in the Harlan, Knott, Leslie, Letcher and Perry counties of Kentucky as set forth on the map attached as Exhibit D (and for purposes of clarity, excluding the Laurel Mountain Operations).

5

“Hazardous Material” means any pollutant, contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material that in each case is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (i) all indebtedness for borrowed money, (ii) all indebtedness evidenced by notes, bonds, mortgage loans, term loans, debentures or other similar instruments, (iii) all obligations for the deferred purchase price of property or services (including any obligations relating to any earn-out or bonus payments), (iv) all obligations under capitalized leases, (v) all guarantees (other than those made in the ordinary course of business) or other commitments by which such Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vii) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, (viii) all guaranties of any of the foregoing and (ix) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (viii).

“Indemnified Abatement Costs” means any costs incurred by Buyer or the Designated Buyers to cure any violation of Applicable Law identified in any written notice of violation or notice of claim (or other written notice of similar legal intent or meaning) from any Governmental Authority received by the Sellers or their Affiliates on or prior to the Closing Date to the extent the violation or claim remains unresolved as of the Closing and relates to (a) the Transferred Permits or the Licenses, (b) any mine operating or safety compliance matters related to the condition of the Purchased Assets or the mining areas of the Purchased Business, (c) the Purchased Assets’ or the Purchased Business’s compliance with Environmental Laws or (d) any conditions arising from a spill, emission, release or disposal into the environment of, or human exposure to, Hazardous Materials resulting from the operation of the Purchased Assets, but only to the extent in the case of (a)-(d) such costs are reasonably necessary to meet the least stringent requirements, as would be used by a reasonably prudent operator.

“Intellectual Property Right” means any trademark, service mark, trade name, domain name or URL, mask work, invention, patent, trade secret, copyright, know-how (including any issuances, registrations or applications for registration of any of the foregoing) or any other similar type of intellectual property right of any nature anywhere in the world.

6

“IP Assignment Agreements” means the Intellectual Property Assignment and Transfer Agreements with respect to the Intellectual Property Rights included in the Purchased Assets, in substantially the form attached hereto as Exhibit E.

“James River 401(k) Plan” means International Resources, LLC 401(k) Savings & Profit Sharing Plan.

“Kentucky River Acknowledgment Letter” means a letter agreement by and between Sellers and Kentucky River, on terms satisfactory to Buyer in its discretion, acknowledging that the Second Lien Note is in full and final satisfaction of the Cure Costs with respect to the Kentucky River Leases and Amended Kentucky River Leases.

“Kentucky River Leases” means the leases and agreements listed on Exhibit A to the Kentucky River Omnibus Agreement.

“Kentucky River Omnibus Agreement” means that certain Omnibus Agreement for Amendment to and Merger of Leases, dated as of April 30, 2007, by and among Kentucky River Properties LLC, Blue Diamond Coal Company, Leeco, Inc., Bledsoe Coal Leasing Company and James River, as amended.

“Knowledge” means (i) with respect to Buyer, to the knowledge of the officers of Buyer listed on Schedule 1.01(a)(i), assuming reasonable inquiry and (ii) with respect to any Seller, to the knowledge of such Seller, assuming reasonable inquiry.

“Laurel Mountain Operations” means the operations of any Seller or any of its Affiliates solely with respect to the permits issued by the Commonwealth of Kentucky set forth on Schedule 1.01(b) and the real property covered thereby.

“Lease Assignment and Assumption Agreements” means the Lease Assignment and Assumption Agreements for the Assumed Leases and Purchased Leased Real Property owned by the Sellers or any of their Subsidiaries, substantially in the form attached hereto as Exhibit F.

“Leased Real Property” means all real property and other rights leased or subleased by any Seller pursuant to the Leases.

“Leases” means the real property leases and subleases to which any Seller or any of its Affiliates is a party which are listed on Schedule 3.06(a)(i), together with any and all underground and surface coal reserves, mineral rights, mining rights, surface rights, rights of way, easements, fixtures and improvements set forth in such leases and subleases.

7

“Liabilities” means all existing or future liabilities, debts, obligations, duties, or adverse claims of any Seller of every type and trade, whether matured or unmatured, fixed or contingent, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, direct or indirect, or otherwise in respect of any and all matters or events, including those arising under Applicable Law, or imposed by any court or arbitrator of any kind, and those arising in connection with coal or other products sold, Contracts, Leases, commitments or undertakings, including all liabilities arising out of or related to the sponsorship of, the responsibility for, contributions to, or any liability in connection with any employee plan maintained or contributed to by any Seller. Without limiting the foregoing, Liabilities shall include any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Applicable Law due to qualifying events, including continuing coverage for any of the Sellers’ employees terminated prior to the Closing Date or whose employment is terminated in connection with the transaction contemplated hereby, or who were not hired by Buyer or a Designated Buyer in connection with the transaction contemplated hereby, whether or not said Liabilities are reflected on the books of such Seller.

“Loss(es)” means all losses, Liabilities, obligations, damages, deficiencies, expenses, Actions, suits, proceedings, demands, assessments, interest, awards, penalties, fines, Taxes, costs and expenses of whatever kind (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation, costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers) and judgments (at law or in equity) of any nature.

“Material Adverse Effect” means any change, development, occurrence, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate with all other changes, developments, occurrences, circumstances or effects, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Purchased Business, taken as a whole, excluding any effect resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Purchased Business operates, (B) changes in financial or securities markets or general economic or political conditions in the United States or any other country or region, (C) changes (including changes of Applicable Law) in general conditions in the primary industry in which the Purchased Business operates, (D) acts of war, sabotage or terrorism or natural disasters, (E) the announcement of the transactions contemplated by this Agreement or the Transaction Documents, (F) any action taken (or omitted to be taken) at the request of Buyer or its Affiliates, (G) any failure by the Sellers or the Purchased Business to meet any projections or forecasts for any period occurring on or after the date hereof, (H) the filing of the Bankruptcy Case and operations of the Purchased Business in bankruptcy or (I) any action taken by James River or any of its Subsidiaries that is required pursuant to this Agreement, in each case of clauses (A), (B), (C) and (D), to the extent the Purchased Business is not materially disproportionately affected thereby as compared with other participants in the primary industry in which the Purchased Business operates.

8

“Mining Complexes” means, collectively, the Hazard Complex, the Hampden Complex and the Triad Complex.

“Owned Real Property” means that real property which is owned by a Seller or any of its Affiliates and listed on Schedule 3.05(a), together with all of such Seller’s or Affiliate’s right, title and interest in and to the following, as it relates to the real property listed on Schedule 3.05(a) and as used in the operation of the Purchased Business as conducted: (i) all buildings, structures and improvements located on such real property owned by such Seller or such Affiliate, (ii) all improvements, fixtures, mine infrastructure, preparation plant structures and improvements, loadout structures and improvements, rail sidings, machinery, apparatus or equipment affixed to such real property owned by such Seller or such Affiliate, (iii) all rights of way, easements, if any, in or upon such real property owned by such Seller and all right-of-way and other rights and appurtenances belonging or in any way pertaining to such real property owned by such Seller or such Affiliate (including the right, title and interest of such Seller or such Affiliate in and to any coal reserves, mineral rights, underground and surface coal and mining rights, royalty rights, support rights and waivers, subsidence rights or water rights relating or appurtenant to such real property owned by such Seller or such Affiliate), (iv) all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining such real property owned by such Seller or such Affiliate and (v) any Leases affecting such real property owned by such Seller or such Affiliate, subject to any consents as may be required.

“Permit Transfer Agreements” means the Permit Transfer Agreements with respect to the Transferred Permits dated as of the Closing Date between the applicable Sellers and Buyer.

“Permitted Encumbrance” means (i) Encumbrances that constitute Assumed Liabilities, (ii) statutory liens for Taxes (including real estate Taxes) and assessments which are not yet due and payable, (iii) immaterial landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s statutory liens or other similar Encumbrances imposed by Applicable Law or arising in the ordinary course of business (any such Encumbrance having a value of $50,000 or less shall be considered immaterial), (iv) easements, covenants, conditions, restrictions and other similar Encumbrances on real property imposed by Applicable Law or arising in the ordinary course of business that do not materially detract from the value of the affected Purchased Real Property or do not materially interfere with the present use of such Purchased Real Property, (v) the leasehold estate or any sublease, license, or rights of occupancy in any Owned Real Property where a Seller is lessor, (vi) any Encumbrance or claim affecting any Owned Real Property that does not individually or in the aggregate interfere in any material respect with the present use of the Owned Real Property subject thereto or (vii) local, county, state and federal laws, ordinances or governmental regulations including Environmental Laws and regulations, local building and fire codes, and zoning, conservation, or other land use regulations now or hereafter in effect relating to any Purchased Real Property which do not, in the aggregate, materially interfere with the present use of the Purchased Real Property subject thereto.

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“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Purchased Business” means the business and operations of the Sellers and their Affiliates (wherever such business and operations are situated or conducted) related to (i) the mining, processing, preparation, selling and shipping of metallurgical coal, thermal coal and specialty coal and related operations conducted with respect to the Mining Complexes, (ii) the mineral development drilling, exploration and related operations conducted with respect to the Mining Complexes and (iii) the selling, marketing, purchasing and blending of coal and related operations of Logan & Kanawha Coal Company, LLC and its Subsidiaries.

“Purchased Real Property” means the Owned Real Property and the Purchased Leased Real Property.

“Representatives” means, with respect to any Person, its officers, directors, employees, counsel, accountants, advisors, agents, consultants, stockholders, partners, members, controlling persons and other representatives of such Person.

“Sale Order” means an order of the Bankruptcy Court on terms satisfactory to Buyer in its discretion, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code (i) authorizing and approving, inter alia, the sale of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer on the terms and conditions set forth herein and (ii) containing certain findings of facts, including a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code.

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“Second Lien Note” means a second lien secured promissory note in an amount equal to $5 million to be entered into after the date hereof between Kentucky River and Buyer.

“Seller Transaction Expenses” means all unpaid fees, costs, charges, expenses, obligations, payments and awards that are incurred by the Sellers or their Affiliates in connection with, relating to or arising out of the preparation, negotiation, execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided that, for the avoidance of doubt, Seller Transaction Expenses shall not include the Third Lien Expense Amount.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof.

“Tax” means (i) any and all taxes, charges, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, extraction, unmined mineral, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, employer health, profits, severance, stamp, occupation, windfall profits, customs, duties, gift, estate, franchise, production, inventory, unclaimed property, escheat and other taxes of any kind whatsoever imposed by a Governmental Authority, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied legal or contractual obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Lien Note Expense Amount” means an aggregate amount equal to the reasonable and documented out-of-pocket fees and expenses incurred by the Sellers and payable to the Sellers’ legal advisors in connection with negotiating and documenting the Third Lien Note and related note documents, subject to a maximum aggregate amount equal to $150,000.

“Ton” means 2,000 pounds.

“Transaction Debt Financing” means the debt financing of Buyer pursuant to the First Lien Credit Agreement, the Second Lien Note and the Third Lien Note.

“Transaction Documents” means the Contracts Assignment and Assumption Agreements, the General Assignments and Bills of Sales, the IP Assignment Agreements, the Lease Assignment and Assumption Agreements, the Permit Transfer Agreements, the Escrow Agreement, the Transition Services Agreement and each other document, agreement or instrument executed and delivered in connection herewith.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date between James River and Buyer.

“Triad Complex” means the underground and surface mines comprising the mining complex commonly referred to as “Triad” located in in the Pike, Davies, Clay, Gibson, Greene, Sullivan, Warrick and Knox counties of Indiana as set forth on the map attached as Exhibit G.

“Utility Escrow” means the adequate assurance deposits equal to $297,755 and made by the Sellers in connection with the continued provision of post-petition utility services pursuant to an order of the Bankruptcy Court issued on April 11, 2014.

“Workers’ Compensation Liabilities” means any liabilities or benefit obligations related to workers’ compensation claims and benefits arising under Applicable Law.

                       (a)             Each of the following terms is defined in the Section set forth opposite such term:

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Term	Section
Agreement	Preamble
Allocation	2.06(b)
Allocation Statement	2.06(b)
Amended Kentucky River Leases	5.11
Apportioned Taxes	2.08(a)
Assumed Leases	2.01(b)(i)
Assumed Liabilities	2.03
Assumed Contracts	2.01(e)
Bankruptcy Court	Recitals
Base Purchase Price	2.06(a)
Business Employee	9.01(a)
Business Records	5.05
Buyer	Preamble
Buyer 401(k) Plan Buyer Confidentiality Agreement	9.02(g)
Buyer Lender Consents	6.06
Buyer Objection Notice	2.08(c)
Buyer Plan	9.02(b)(i)
Cap	12.03
CBC	2.07(b)
Closing	2.09
Closing Cash Payment	2.06(a)
Closing Date Apportionment Statement	2.08(b)
Cure Costs	2.05(a)
Delaware Courts	13.07
Designated Buyer	2.15
Determination Date	2.08(d)
e-mail	13.01
Effective Date	Preamble
End Date	11.01(b)
EQT Agreement	5.12
Equipment and Fixed Assets	2.01(c)
Escrow Agent	2.08(f)
Escrow Agreement	2.08(f)
Excluded Assets	2.02
Excluded Contracts	2.02(l)(ii)
Excluded Leases	2.02(k)
Excluded Liabilities	2.04
Excluded Off-Site Environmental Liabilities	2.04(p)
Excluded Pre-Closing Fines	2.03(b)
FCPA	3.20
Financial Statements	3.11
Indemnified Party	12.02
Indemnifying Party	12.02

13

Insurance Policies	3.14
Interim Period	7.03
James River	Preamble
JRCC Subsidiaries	Preamble
Kentucky River	5.11
Licenses	3.07(a)(iii)
Litigation	3.15(a)
Material Contract	3.10(b)
Minimum Tons	2.07(a)
Party	Preamble
Permits	3.07(a)(i)
Petition Date	Recitals
Purchase Price	2.06(a)
Purchased Assets	2.01
Purchased Intellectual Property	2.01(j)
Purchased Leased Real Property	2.01(b)(ii)
Reference Date	3.12
Removed Contract	2.05(c)
Saleable Coal Inventory	2.07(a)
Second Lien Note	Recitals
Seller Confidentiality Agreement	5.08
Sellers	Preamble
Sellers’ Representative	Preamble
Specifically Excluded Assets	2.02(j)
Third Lien Note	2.06(a)
Transfer Taxes	8.01(b)
Transferred Employees	9.02(a)
Transferred Permits	2.01(g)
WARN Act	7.05

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

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Article 2
Purchase and Sale

Section 2.01.      Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees, and agrees to cause the relevant Designated Buyers, to purchase from the Sellers and their Affiliates, and the Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, or the relevant Designated Buyers, at the Closing, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the Sellers’ and their Affiliates’ right, title and interest in, to and under the following assets and properties owned, held or used in the conduct of the Purchased Business by the Sellers and their Affiliates (the “Purchased Assets”):

                       (a)             the Owned Real Property;

                      (b)             (i) the Amended Kentucky Leases and the Leases (including all prepaid royalties and un-recouped minimum royalties thereunder), other than the Excluded Leases (collectively, the “Assumed Leases”), and (ii) the Leased Real Property (other than the Leased Real Property subject to the Excluded Leases) and the Leased Real Property subject to the Amended Kentucky River Leases (collectively, the “Purchased Leased Real Property”);

                       (c)             all equipment, fixed assets and other tangible assets (including all mobile mining equipment, the Sellers’ helicopter and all parts, supplies, tires and components) owned by any Seller or any of its Affiliates (wherever situated) and all other equipment, fixed assets and tangible assets located at the Sellers’ and their respective Affiliates’ loadouts, preparation plants, active mining areas, reclamation areas, and coal storage areas, including the equipment, fixed assets and other tangible assets, allocated by Mining Complex, set forth on Schedule 2.01(c), and all of the Sellers’ and their respective Subsidiaries’ rights under warranties, indemnities, licenses, and all similar rights against third parties with respect to such equipment, fixed assets and tangible assets, but excluding the Specifically Excluded Assets (collectively, the “Equipment and Fixed Assets”);

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                      (d)             all coal inventory located on the Purchased Real Property, including all Saleable Coal Inventory;

                       (e)             all right, title and interest of the Sellers’ and their respective Affiliates’ now or hereafter existing, in, to and under (i) the Contracts listed on Schedule 2.01(e) (collectively, the “Assumed Contracts”) and (ii) such other Contracts entered into by a Seller or any Affiliate of a Seller in the ordinary course of business after the date hereof as permitted pursuant to Section 5.01 and Section 5.02, in each case, as each such Contract may have been amended or otherwise modified prior to the date of this Agreement;

                       (f)             all deposits (including security deposits for rent, electricity, telephone, other utilities or otherwise) and all prepaid or deferred charges and expenses, including ad valorem taxes, leases and rentals (but excluding the Utility Escrow and any deposits or prepaid or deferred charges and expenses relating primarily to any Excluded Asset or any Excluded Liability);

                      (g)             subject to Section 7.03, the Permits set forth in Schedule 2.01(g) (the “Transferred Permits”) and the Licenses set forth on Schedule 3.07 and any and all other licenses used in the operation of the Purchased Business;

                      (h)             all rights of the Sellers to use haul roads, utility easements and other rights of way and easements used in the operation of the Purchased Business;

                      (i)             all books, records, files, personnel files (to the extent relating to Transferred Employees), invoices, market research, customers, distributors and suppliers lists, promotional materials and other papers, whether in hard copy or computer format, related to the Purchased Assets or the Purchased Business, including any information relating to any Tax imposed on the Purchased Assets or the Purchased Business;

                        (j)             all Intellectual Property Rights used or held for use in connection with the conduct of the Purchased Business, including the trademarks, trade names, patents and applications and registrations therefor set forth in Schedule 2.01(j), computer programs, whether in source code or object code, and related documentation and, to the extent not included in Section 2.01(e) above, all rights granted from third parties relating to Intellectual Property Rights used or held for use in connection with the conduct of the Purchased Business (collectively, the “Purchased Intellectual Property”);

                      (k)             Subject to Section 6.04, all Avoidance Actions against the Persons set forth on Schedule 2.01(k) (which schedule shall be delivered on or prior to the Closing Date) with whom it is necessary, as determined by Buyer in its discretion, for Buyer to conduct business in order to operate the Purchased Business, each of which will be released and waived;

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                        (l)             all insurance proceeds, reserves, benefits or claims of any Seller or its Subsidiaries under the Insurance Policies relating to the Assumed Liabilities;

                    (m)             all goodwill;

                      (n)             all claims, causes of action (other than Avoidance Actions), choses in action and rights of recovery, off-set and subrogation against third Persons;

                      (o)             all demands, reimbursements and rights of whatever nature, to the extent related to the foregoing Purchased Assets or any Assumed Liability (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof, or arising from the breach by third parties of their obligations under the Assumed Contracts); and

                      (p)             any and all Actions or counterclaims relating to any of the foregoing Purchased Assets and any Assumed Liabilities.

It is the intention of the Parties that Buyer or the relevant Designated Buyers acquire, lease or sublease all assets, properties and rights necessary for the operation of the Purchased Business as conducted, including all mining, processing, loading, transporting, marketing, and selling of coal and all reclamation activities, but excluding the Excluded Assets. Subject to Section 2.05(c), if, at any time after the Closing, it is discovered that certain assets, properties or rights, including, rights under Contracts and fractional real property interests, owned, leased or subleased by the Sellers or any of their Affiliates, other than the Excluded Assets, were not included in the Purchased Assets to be sold to Buyer or the relevant Designated Buyers, and such assets, properties or rights are needed by Buyer or the relevant Designated Buyers in the operation of the Purchased Business, including all mining, processing, loading, transporting, marketing, and selling of coal and all reclamation activities, then the Sellers or their Affiliates shall assign, convey, lease or sublease, as applicable, such assets, properties, or rights to Buyer or the relevant Designated Buyers, in each case upon the reasonable request of Buyer; provided, however, this obligation shall not include the assignment, conveyance, lease or sublease of any Excluded Asset other than Contracts which the parties mutually agree were omitted from Schedule 2.01(e) in error.

Section 2.02.      Excluded Assets. Notwithstanding anything herein to the contrary, Buyer expressly understands and agrees that the following assets and properties of the Sellers and their respective Affiliates (the “Excluded Assets”) shall be excluded from the Purchased Assets:

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                       (a)             all of the Sellers’ cash and cash equivalents on hand and in banks, determined in accordance with GAAP and using the principles, methods and practices reflected in the preparation of the Financial Statements, other than the deposits included in Purchased Assets pursuant to Section 2.01(f);

                      (b)             all of the Permits, other than the Transferred Permits;

                      (c)             the Insurance Policies;

                      (d)             all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of the Sellers;

                       (e)             all rights of the Sellers arising under this Agreement or the transactions contemplated hereby;

                       (f)             all refunds for Taxes incurred in a Pre-Closing Tax Period, including those relating to the Purchased Business or the Purchased Assets, and all Tax Returns of the Sellers, together with all books and records (including working papers) related thereto;

                      (g)             all Tax assets (other than any prepaid Taxes) and net operating losses of the Sellers;

                      (h)             Subject to Section 6.04, all Avoidance Actions, or proceeds thereof, against Persons not set forth on Schedule 2.01(k) and all Avoidance Actions, or proceeds thereof, that relate solely to the Excluded Assets;

                      (i)             all equity interests in the Subsidiaries of James River;

                      (j)             the other assets, properties and rights set forth on Schedule 2.02(j) (the “Specifically Excluded Assets”)

                      (k)             the Leases (including all prepaid royalties and un-recouped minimum royalties thereunder) set forth on Schedule 2.02(k) (collectively, the “Excluded Leases”), and the Leased Real Property subject to the Excluded Leases;

                      (l)             all right, title and interest of the Sellers and their respective Subsidiaries now or hereafter existing, in, to and under all Contracts (other than (i) real property leases, subleases, licenses and permits and (ii) the Assumed Contracts and any other Contracts included in the Purchased Assets pursuant to Section 2.01) (collectively, the “Excluded Contracts”);

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                    (m)             the Utility Escrow;

                      (n)             all accounts, notes, chattel paper, negotiable instruments, receivables (whether current or non-current) and other current assets of the Sellers; and

                      (o)             all assets and properties of the Sellers or any of their Affiliates that are not owned, held or used in the conduct of the Purchased Business.

Section 2.03.      Assumed Liabilities. Except for the obligations and Liabilities specifically assumed by Buyer or the relevant Designated Buyers in this Section 2.03, Buyer and the Designated Buyers shall not be deemed to have assumed or agreed to be responsible for any Seller’s, or any of its Affiliates’, Liabilities, whether or not arising out of the ownership and operation of the Purchased Assets or the Purchased Business. Upon the terms and subject to the conditions of this Agreement, effective at the time of the Closing, Buyer shall, and shall cause the relevant Designated Buyers to, assume, become obligated for, and agree to pay and perform when due, only the following Liabilities (collectively, the “Assumed Liabilities”), and no other Liabilities:

                       (a)             all Liabilities of the applicable Sellers and their respective Affiliates arising after the Closing Date under the Assumed Leases and the Assumed Contracts;

                      (b)             all Liabilities arising out of or relating to (i) the Transferred Permits or the Licenses, including such Liabilities arising out of or relating to all reclamation and post-mining Liabilities at the Purchased Assets, (ii) any mine operating or safety compliance matters related to the condition of the Purchased Assets or the mining areas of the Purchased Business, (iii) the Purchased Assets’ or the Purchased Business’ compliance with Environmental Laws; and (iv) any conditions arising from a spill, emission, release or disposal into the environment of, or human exposure to, Hazardous Materials resulting from the operation of the Purchased Assets, excluding, in each of the preceding cases (i)-(iv), any monetary fines and penalties for which Seller or any of its Affiliates have received a written notice of violation or notice of claim (or other written notice of similar legal intent or meaning) from any Governmental Authority on or prior to the Closing Date (whether or not disclosed on Schedule 3.08(c) or Schedule 3.16) (such excluded fines and penalties, collectively, the “Excluded Pre-Closing Fines”) and any Excluded Off-Site Environmental Liabilities;

                       (c)             except as provided in Section 7.03, all Liabilities of any kind or character resulting from or arising out of or in connection with Buyer’s or the relevant Designated Buyer’s use, operation, possession or ownership of or interest in the Purchased Assets following the Closing, including during the Interim Period;

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                      (d)             (i) any and all claims relating to employee health and safety, including claims for injury, sickness, disease or death, of any Transferred Employee, including any Workers’ Compensation Liabilities, arising out of an event that occurs after the Closing Date, and (ii) any and all Black Lung Liabilities of any Transferred Employee first occurring on or after the lapse of the statutory period following the Closing Date for Buyer to become a responsible operator to and with respect to such Transferred Employee under the Black Lung Benefits Act; and

                       (e)             any Liability or obligation under the WARN Act with respect to any active Business Employee as of the Closing Date, arising solely out of Buyer’s failure to comply with Section 9.02(a).

Section 2.04.      Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer and/or the relevant Designated Buyers are assuming only the Assumed Liabilities and are not assuming any other Liability of the Sellers or any of their Affiliates of whatever nature, whether presently in existence or arising hereafter and whether or not related to the Purchased Assets or the Purchased Business. All such other Liabilities shall be retained by and remain Liabilities of the applicable Seller (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, the Excluded Liabilities include the following:

                       (a)             all Liabilities for Taxes (A) of any Seller or its stockholders (or members) for any Tax period (including any liability of any Seller for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise) or (B) arising from or attributable to the ownership of the Purchased Assets or the operation of the Purchased Business for any Tax period (or portion thereof) ending on or prior to the Closing Date;

                      (b)             other than as specifically set forth herein, any Liability of the Sellers or their Affiliates under any Indebtedness, including Indebtedness owed by any Seller to any direct or indirect Affiliate of such Seller, and any obligations or liability under debtor in possession financing incurred by the Sellers or their Affiliates during the Bankruptcy Case;

                       (c)             any Liabilities relating to any current or former employee of the Sellers or their Affiliates or any beneficiary thereof, including any liability or obligation under any employee benefits or compensation arrangement, other than Liabilities that are Assumed Liabilities under Section 2.03(d) or Section 2.03(e);

                      (d)             subject to Section 2.03(d), all Black Lung Liabilities and Workers’ Compensation Liabilities related to the Purchased Assets, including to and with respect to Business Employees and former employees who worked or who were employed at the Purchased Assets, including, but not limited to, any such Black Lung Liabilities and Workers’ Compensation Liabilities of the Sellers or any of their respective Affiliates with respect to any of their respective predecessors;

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                       (e)             any Liability with respect to the Seller Transaction Expenses;

                       (f)             any Liability to the extent relating to or arising out of an Excluded Asset;

                      (g)             any Liabilities of any Seller or any of their Affiliates relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders prior to the Closing Date that are not validly and effectively assigned to Buyer and/or the relevant Designated Buyers pursuant to this Agreement;

                      (h)             any Excluded Pre-Closing Fines;

                        (i)             other than the Assumed Liabilities pursuant to Section 2.03(b), any Liabilities arising out of, in respect of or in connection with the failure by any Seller or any of its Affiliates to comply with any Applicable Law or order by any Governmental Authority including any such obligations or Liabilities arising as a result of any Seller’s failure to comply with the terms of any Applicable Laws;

                        (j)             other than the Assumed Liabilities pursuant to Section 2.03(b), any Liability under the Assumed Contracts and the Assumed Leases arising out of or relating to events, breaches or defaults thereunder occurring on or prior to the Closing Date, including all Cure Costs associated therewith;

                      (k)             any Liability with respect to any coal sales or other goods sold or any service provided by the Sellers or their Affiliates, to the extent arising out of or related to events occurring on or prior to Closing, including any such Liability or obligation (i) pursuant to any express or implied representation, warranty, agreement, coal specification undertaking or guarantee made by any Seller or any Affiliate of such Seller, or alleged to have been made by Seller or any Affiliate of such Seller, (ii) imposed or asserted to be imposed by operation of Applicable Law or(iii) pursuant to any doctrine of product liability, in each case to the extent arising out of or related to events occurring on or prior to Closing;

                        (l)             other than the Assumed Liabilities pursuant to Section 2.03(b), any Liability with respect to any Action to the extent arising out of or relating to the operation of the Purchased Business or pertaining to the Purchased Assets, in each case prior to Closing; and

                    (m)             any Liability (whether arising before, on or after Closing) with respect to any employee or former employee of any Seller or any Affiliate of any Seller (or any individual who applied for employment with any Seller) who is not a Transferred Employee;

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                      (n)             subject to Section 2.03(d), any Liability that relates to any Transferred Employee or arising out of or relating to events occurring on or prior to the Closing Date;

                      (o)             all trade accounts payable, all accrued operating expenses and other current liabilities of the Sellers related to the Purchased Business; and

                      (p)             any Liabilities pursuant to Environmental Law arising from or related to any use, transportation, release, treatment, storage, or disposal of, or human exposure to, Hazardous Materials at any location not included in the Purchased Assets or related to the Purchased Business (the “Excluded Off-Site Environmental Liabilities”).

Section 2.05.      Assignment of Assumed Contracts and Rights; Cure Amounts. (a) The Sellers shall transfer and assign or cause to be transferred and assigned all Assumed Contracts and Assumed Leases to Buyer or the relevant Designated Buyers, as applicable, and Buyer shall, or shall cause the relevant Designated Buyers to, assume all Assumed Contracts and Assumed Leases from the Sellers and its Affiliates, as of the Closing Date pursuant to Section 365 of the Bankruptcy Code and the Sale Order. Buyer shall, and shall cause the relevant Designated Buyers to, comply with all requirements of Section 365 of the Bankruptcy Code necessary to permit such assignment and assumption. In connection with such assignment and assumption, Sellers shall cure all defaults under such Assumed Contracts and Assumed Leases to the extent required by Section 365(b) of the Bankruptcy Code at the time of the assumption thereof and assignment to Buyer and/or the relevant Designated Buyers as provided hereunder (such amounts, the “Cure Costs”), other than with respect to any Assumed Contract or Assumed Lease with Kentucky River, which Buyer shall cure through delivery of the Second Lien Note. The Cure Costs for each Assumed Contract are set forth opposite the name of each Assumed Contract set forth on Schedule 2.01(e) and for each Assumed Lease are set forth opposite the name of each Assumed Lease set forth on Schedule 3.06(a)(i).

                      (b)             The Sale Order shall provide that as of the Closing, the Sellers shall assign or cause to be assigned to Buyer, or the relevant Designated Buyers, as applicable, the Assumed Contracts and the Assumed Leases, each of which shall be identified by the name and date of the Assumed Contract (if available) and the Assumed Lease, the other party to the Assumed Contract and the Assumed Lease and the address of such party for notice purposes, all included on an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Assumed Contracts and Assumed Leases. Such exhibit shall also set forth the amounts necessary to cure any defaults under each of the Assumed Contracts and the Assumed Leases as determined by the Sellers based on the Sellers’ books and records or as otherwise determined by the Bankruptcy Court.

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                       (c)             Notwithstanding anything herein to the contrary, to the extent the assignment of any Assumed Contract or Assumed Lease is, after giving effect to Sections 363 and 365 of the Bankruptcy Code, not permitted by law or not permitted without the consent of another Person, and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement shall not constitute an agreement to assign or an assignment or transfer of the same (each a “Removed Contract”), and (subject to Section 7.01) the Sellers and Buyer shall use commercially reasonable efforts to obtain any such required consent(s) and once obtained, such Removed Contract will be assigned and assumed as though it were one of the Assumed Leases or Assumed Contracts, as applicable. These commercially reasonable efforts shall not require any material payment or other material consideration from any Seller, Buyer or any Designated Buyer (other than the Cure Costs, which shall be the responsibility of the Sellers), and any such consent shall contain terms and conditions acceptable to the Parties. If any such consent shall not be obtained, the Sellers and Buyer shall, subject to any approval of the Bankruptcy Court that may be required, use commercially reasonable efforts for a reasonable period of time following the Closing, or until such earlier time as the Sellers liquidate, wind-down or otherwise cease operations, to obtain for Buyer or the relevant Designated Buyer, as applicable, the benefits and burdens thereunder. These commercially reasonable efforts shall not require any material payment or other material consideration from any Seller, Buyer or any Designated Buyer (other than the Cure Costs, which shall be the responsibility of the Sellers).

                      (d)             Notwithstanding anything in this Agreement to the contrary, Buyer may, from time to time in its discretion, amend or revise Schedule 3.06(a)(i), Schedule 2.01(c), Schedule 2.01(e), Schedule 2.02(k), Schedule 2.01(g) or Schedule 3.07 in order to (i) add any Lease (or, in the case of Schedule 2.02(k), remove any Lease), equipment, fixed asset or other tangible asset, Permit, License or Contract, as applicable, to such Schedules up to one (1) Business Day prior to the Closing Date, solely to the extent that any such Lease, equipment, fixed asset or other tangible assets, Permit, License or Contract is owned, held or used in the conduct of the Purchased Business by the Sellers and their Affiliates or (ii) eliminate any Lease, equipment, fixed asset or other tangible asset, Permit, License or Contract, as applicable, from such Schedules up to one (1) Business Day prior to the Closing Date, solely to the extent that any such Lease, equipment, fixed asset or other tangible assets, Permit, License or Contract is not owned, held or used in the conduct of the Purchased Business by the Sellers and their Affiliates and was included on Schedule 3.06(a)(i), Schedule 2.01(c), Schedule 2.01(e), Schedule 2.01(g) or Schedule 3.07, as applicable. Notwithstanding the foregoing, Buyer may, in its sole discretion, remove any Contract from Schedule 2.01(e) with respect to Logan & Kanawha Coal Company, LLC and its Subsidiaries by providing notice to the Sellers’ Representative within three Business Days of the later of (x) the date hereof and (y) the date Buyer receives all Contracts with respect to Logan & Kanawha Coal Company, LLC. Automatically upon the deletion of any Lease from Schedule 2.02(k) or the addition of any Lease, equipment, fixed asset or other tangible asset, Permit, License or Contract to Schedule 3.06(a)(i), Schedule 2.01(c), Schedule 2.01(e), Schedule 2.01(g) or Schedule 3.07, as applicable, by the Buyer in accordance with the previous sentence, such Lease shall be an Assumed Lease, such Contract shall be an Assumed Contract, such equipment, fixed asset or other tangible asset shall be a Purchased Asset and such Permit or License shall be a Transferred Permit, as applicable, for all purposes of this Agreement. Automatically upon the addition of any Lease to Schedule 2.02(k) or the deletion of any Equipment, Fixed Asset or other tangible asset, Permit, License or Contract from Schedule 3.06(a)(i), Schedule 2.01(c), Schedule 2.01(e), Schedule 2.01(g) or Schedule 3.07 by the Buyer in accordance with the first sentence of this Section 2.05(d), such Lease shall be an Excluded Lease, such Contract shall be an Excluded Contract, such equipment, fixed asset or other tangible asset shall be an Excluded Asset and such Transferred Permit shall no longer be a Transferred Permit for all purposes of this Agreement, and no Liabilities arising thereunder or relating thereto shall be assumed by the Buyer or any Designated Buyer or be the obligation, liability, or responsibility of Buyer or any Designated Buyer. If any Lease is added to the list of Assumed Leases or any Contract is added to the list of Assumed Contracts, then the Sellers shall take such steps as are reasonably necessary, including payment of all Cure Costs, to cause such Lease or such Contract, as the case may be, to be assumed and assigned to Buyer or a relevant Designated Buyer as promptly as possible at or following the Closing. Notwithstanding anything in this Agreement to the contrary, if any amendment or revision to the Disclosure Schedules requires, in Buyer’s discretion, an amendment to Schedule A, the Parties and the applicable subsidiary of James River will execute such an amendment making such subsidiary a JRCC Subsidiary for all purposes under this Agreement.

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Section 2.06.      Purchase Price; Allocation of Purchase Price. (a) On the terms and subject to the conditions set forth in this Agreement, Buyer shall, on its own behalf and as agent for the relevant Designated Buyers, as consideration for the Purchased Assets, in addition to the assumption by Buyer of the Assumed Liabilities, (i) pay to the Sellers $20 million cash (the “Closing Cash Payment”), (ii) deliver to Kentucky River the Second Lien Note and (ii) deliver to the sellers a third lien secured promissory note in an amount equal to $25 million (the “Third Lien Note” and together with the Closing Cash Payment and the Second Lien Note, the “Base Purchase Price”). The Base Purchase Price shall be subject to adjustment at and after Closing in accordance with Section 2.08 (as adjusted, the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.11.

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                      (b)             Within ninety (90) days following the Closing Date, Buyer shall deliver to Sellers’ Representative a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code and the U.S. Treasury regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate), as of Closing Date (the “Allocation”). The Allocation shall be considered final and binding on the Parties unless, within 20 Business Days after the delivery of the Allocation Statement, Sellers’ Representative notifies Buyer in writing that the Sellers have any good faith objection to the Allocation set forth in the Allocation Statement and the writing sets forth in reasonable detail (i) the items or amounts with which the Sellers disagree and the basis for such disagreement, and (ii) the Sellers’ proposed corrections to the Allocation Statement. If Sellers’ Representative makes such a timely objection, Buyer and Sellers’ Representative shall work in good faith to resolve such dispute within twenty (20) days from the date Sellers’ Representative delivers the objection to Buyer. In the event that Buyer and Sellers’ Representative are unable to resolve such dispute within the twenty (20) day period, the issue(s) in dispute will be submitted to the Auditor for resolution. The determination of the Auditor shall be set forth in a written notice delivered no later than thirty (30) days after the issue(s) in dispute have been submitted to the Auditor, to Buyer and Sellers’ Representative by the Auditor and will be final, binding and conclusive on the Parties. The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Auditor for such determination. The Buyer and the Sellers will use all commercially reasonable efforts to cause the Auditor to render its decision as promptly as practicable, including by promptly complying with all reasonable requests by the Auditor for information, books, records and similar items. In the event of any adjustments to the Purchase Price, the Parties shall cooperate to adjust the Allocation in accordance with the principles of this Section 2.06(b).

                       (c)             The Sellers, Buyer and the Designated Buyers agree to (i) be bound by the Allocation (as determined pursuant to clause (b) above) for purposes of determining Taxes and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax Return (including filing Form 8594 with their U.S. federal income Tax Returns for the taxable year that includes the Closing Date); provided, however, that nothing contained herein shall prevent Buyer, any Designated Buyer or the Sellers from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and neither Buyer nor any Designated Buyer nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation.

Section 2.07.      Coal Inventory. (a) At Closing, the Sellers hereby agree to have at least the amount of clean and severed coal of a saleable quality on a blended basis (or, solely in the case of the Triad Complex, the amount of clean and severed coal of a saleable quality, plus the clean equivalent of raw coal whether at the preparation plant or in the surface pit) (collectively, the “Saleable Coal Inventory”) at each loadout as set forth on Schedule 2.07(a) (the “Minimum Tons”). The Parties acknowledge and agree that Schedule 2.07(a) sets forth the Minimum Tons assuming the completion of all production days in August 2014 prior to the Closing. If the Closing occurs prior to August 31, 2014, the Minimum Tons set forth on Schedule 2.07(a) shall be adjusted proportionally to reflect the total number of production days that have been completed prior to the Closing out of the total number of production days in August 2014.

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                      (b)             For purposes of calculating the Saleable Coal Inventory, the Parties shall jointly engage CBC Engineers and Associates, Ltd. (“CBC”), a third-party engineer, to determine the Saleable Coal Inventory on the Closing Date, which shall be delivered to the Parties immediately thereafter. CBC’s determinations of the amount of Saleable Coal Inventory shall be final and binding on the Parties unless they mutually agree to an adjustment due to an error in CBC’s calculation that is apparent on the face of such calculation. The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of CBC.

Section 2.08.      Apportionment and Real Property and Personal Property Pro-ration Matters; Escrow. (a) All rentals and royalties, excluding all un-recouped minimum royalties existing as of the Closing which shall be transferred to Buyer or the relevant Designated Buyers with the Assumed Leases, payable by Sellers to the lessors or sublessors under the Assumed Leases shall be apportioned as of the Closing Date (on a per diem basis to the extent practicable); provided, however, that the Parties agree that Buyer and/or the relevant Designated Buyers, shall be liable for and shall timely pay all royalties, production taxes and severance taxes attributable to all coal inventory included in the Purchased Assets pursuant to Section 2.01(d). All ad valorem Taxes and unmined mineral Taxes due and payable by any Seller and levied with respect to all Owned Real Property, all Purchased Leased Real Property and all personal property constituting the Purchased Assets and any portion thereof for the year in which the Closing occurs shall be prorated per diem as of the Closing Date, with Sellers responsible for all such Taxes applicable to the period prior to and including the Closing Date and with Buyer and/or the relevant Designated Buyers, as applicable, responsible for all such Taxes applicable to the period after the Closing Date; provided, however, that the Parties agree that Buyer and/or the relevant Designated Buyers, shall be liable for and shall timely pay all such Taxes relating to all coal inventory included in the Purchased Assets pursuant to Section 2.01(d). If the amount of any such Taxes is not known as of the Closing Date, such Taxes shall be prorated based on the Tax bills for the immediately preceding year, and the Parties will, on a post-Closing basis, re-prorate such Taxes once the actual Taxes are known, and shall remit to each other any amounts owed in accordance with Section 2.08(f). Each Seller shall, prior to the Closing Date, pay all assessments and ad valorem Taxes owed by such Seller and levied with respect to the Purchased Assets due and payable for all periods prior to the Closing Date. Each Seller shall cause, to the extent reasonably practical, all meters measuring the consumption of water, gas, electricity or other utilities to be read prior to the Closing Date, and the apportionment to be made on account of such utilities shall be made pursuant to such readings; provided, however, that if and to the extent the meter readings cannot be obtained prior to the Closing Date, the apportionment of utilities at Closing shall be completed based upon the average of the three (3) months’ prior bills. The Taxes apportioned pursuant to this Section 2.08(a) shall be referred herein as the (“Apportioned Taxes”).

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                      (b)             Within thirty (30) days after the Closing Date, the Sellers’ Representative shall deliver to Buyer a statement (the “Closing Date Apportionment Statement”) setting forth the Sellers’ Representative’s calculation of the items to be apportioned among the Parties in accordance with Section 2.08(a). For the avoidance of doubt, the Closing Date Apportionment Statement shall be prepared in accordance with GAAP, and in a manner consistent with the each Seller’s past accounting practices and conventions.

                       (c)             Buyer shall have twenty (20) days after the delivery to Buyer of the Closing Date Apportionment Statement in which to notify the Sellers’ Representative in writing (the “Buyer Objection Notice”) of any good faith disagreement with the Closing Date Apportionment Statement, setting forth in reasonable detail (i) the items or amounts with which Buyer disagrees and the basis for such disagreement and (ii) Buyer’s proposed corrections to the Closing Date Apportionment Statement.

                      (d)             If the Buyer gives the Sellers’ Representative a timely Buyer Objection Notice to the Closing Date Apportionment Statement, then Buyer and the Sellers’ Representative shall work in good faith to resolve any such objection. If a written resolution is not obtained within twenty (20) days after the Sellers’ Representative has received the Buyer Objection Notice, the issue(s) in dispute will be submitted to the Auditor for resolution, which resolution will be limited to determining whether Buyer’s or the Sellers’ Representative’s position is correct. The determination of the Auditor shall be set forth in a written notice delivered, as promptly as practicable but no later than thirty (30) days after the issue(s) in dispute have been submitted to the Auditor, to Buyer and the Sellers’ Representative by the Auditor and will be final, binding and conclusive on the Parties. Buyer, on the one hand, and Sellers, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Auditor for such determination. Buyer and the Sellers shall use all reasonable efforts to cause the Auditor to render its decision as promptly as practicable, including by promptly complying with all reasonable requests by the Auditor for information, books, records and similar items. The date on which all matters set forth in the Closing Date Apportionment Statement are finally determined in accordance with this Section 2.08 is hereinafter referred to as the “Determination Date.”

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                       (e)             Buyer and the relevant Designated Buyers on the one hand, and Sellers, on the other hand, shall provide reasonable cooperation and assistance to each other in the preparation of the Closing Date Apportionment Statement and in the conduct of the reviews referred to in this Section 2.08, including providing reasonable access to the books, records, work papers and personnel of the Sellers.

                       (f)             On the Closing Date, Buyer shall pay (on behalf of itself and as agent for the Designated Buyers) a portion of the Closing Cash Payment equal to the Apportionment Escrow Amount to the Escrow Agent. The Apportionment Escrow Amount shall be held and invested by JPMorgan Chase Bank, N.A., as escrow agent of the Parties (the “Escrow Agent”), in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”). Any amounts finally determined to be payable by Buyer or any Designated Buyer pursuant to this Section 2.08 as a result of the Closing Date Apportionment Statement, shall be paid by Buyer (or the relevant Designated Buyer) to the Sellers’ Representative (for distribution to the Sellers) promptly following the Determination Date. Any amounts finally determined to be payable by Sellers pursuant to this Section 2.08 as a result of the Closing Date Apportionment Statement, shall be paid to Buyer (on its own behalf and as agent for the Designated Buyers) by the Escrow Agent out of the Apportionment Escrow Funds promptly following the Determination Date in accordance with the terms of the Escrow Agreement. The Apportionment Escrow Funds shall also be used to reimburse Buyer pursuant to Section 5.12. If any of the Apportionment Escrow Funds remain after any such payment to Buyer, such funds shall be used to pay Buyer for any amounts determined to be payable by Sellers pursuant to Section 8.01(d). Promptly following the date that is the later of (x) thirty days following the Determination Date and (y) October 31, 2014, the Escrow Agent shall pay to the Sellers’ Representative (to be distributed to the Sellers) an amount in cash equal to the balance, if any, of the Apportionment Escrow Funds. In the event that the Apportionment Escrow Funds have been exhausted or released to the Sellers in accordance with this Section 2.08(f), Buyer shall, until the first anniversary of the Closing, be entitled to reduce the outstanding principal amount of the Third Lien Note (after accrued but unpaid interest) by any remaining amount determined to be payable by the Sellers pursuant to this Section 2.08 or, without duplication, Section 5.12 or Section 8.01(d), including any Transfer Taxes, in each case subject to the Cap.

Section 2.09.      Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three Business Days, after satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and the Sellers may agree.

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Section 2.10.      Delivery of Purchased Assets and Procedure at Closing. At the Closing, the Sellers shall deliver to Buyer and/or the relevant Designated Buyers the following:

                       (a)             the General Assignments and Bills of Sale for the Purchased Assets duly executed by the applicable Sellers;

                      (b)             the Lease Assignment and Assumption Agreements to Buyer for the Assumed Leases and Purchased Leased Real Property duly executed by the applicable Sellers;

                       (c)             the Contracts Assignment and Assumption Agreements to Buyer for the Assumed Contracts duly executed by the applicable Sellers;

                      (d)             a grant deed (or similar deed required in a particular jurisdiction where the Owned Real Property is located) to the Owned Real Property in recordable form, duly executed by the applicable Sellers;

                       (e)             all documents of title and instruments of conveyance (duly executed by the applicable Sellers) necessary to transfer record and/or beneficial ownership to Buyer and/or the relevant Designated Buyers of all automobiles, trucks and trailers owned by the Sellers (and any other Purchased Assets owned by the Sellers which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Buyer and/or the relevant Designated Buyers) which are included in the Purchased Assets;

                       (f)             the Permit Transfer Agreements duly executed by the applicable Sellers;

                      (g)             the IP Assignment Agreements duly executed by the applicable Sellers;

                      (h)             the Transition Services Agreement duly executed by the applicable Sellers;

                        (i)             the Third Lien Note duly executed by the applicable Sellers;

                        (j)             by reasonable advance notice, such other deeds, endorsements, assignments and other instruments (duly executed by the applicable Sellers) as are reasonably necessary in the industry of the Purchased Business to vest in Buyer and/or the relevant Designated Buyers good and marketable title to the Purchased Assets, except for special warranty of title as to the Owned Real Property;

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                      (k)             a certificate, dated the Closing Date and signed by an authorized officer of James River pursuant to Section 10.02(c) hereof;

                        (l)             a copy of the final Sale Order entered by the Bankruptcy Court;

                    (m)             to the extent in the possession of any of the Sellers, original execution copies of all Assumed Leases;

                      (n)             the Escrow Agreement duly executed by the Buyer; and

                      (o)             all other documents required to be delivered by the Sellers on or prior to the Closing Date pursuant to this Agreement.

Section 2.11.      Buyer’s Deliveries at Closing. At the Closing, Buyer and/or the relevant Designated Buyers shall deliver to the Sellers:

                       (a)             the General Assignments and Bills of Sale for the Purchased Assets duly executed by Buyer and/or the relevant Designated Buyers;

                      (b)             the Lease Assignment and Assumption Agreements to Buyer for the Assumed Leases and Purchased Leased Real Property duly executed by Buyer and/or the relevant Designated Buyers;

                       (c)             the Contracts Assignment and Assumption Agreements for the Assumed Contracts duly executed by Buyer and/or the relevant Designated Buyers;

                      (d)             the Permit Transfer Agreements duly executed by Buyer and/or the relevant Designated Buyers;

                       (e)             the IP Assignment Agreements duly executed by Buyer and/or the relevant Designated Buyers;

                       (f)             the Transition Services Agreement, duly executed by Buyer and/or the relevant Designated Buyers;

                      (g)             the Second Lien Note, duly executed by each party thereto;

                      (h)             the Third Lien Note, duly executed by Buyer;

                        (i)             the Closing Cash Payment less the Apportionment Escrow Amount, in immediately available funds by wire transfer to an account designated by Sellers’ Representative, by notice to Buyer, not later than two Business Days prior to the Closing Date;

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                        (j)             the Third Lien Note Expense Amount, in immediately available funds by wire transfer to an account designated by Sellers’ Representative, by notice to Buyer, not later than two Business Days prior to the Closing Date;

                      (k)             to the extent not previously delivered, binding commitments from sureties sufficient to replace all existing reclamation and surety bonds of the Sellers relating to the Transferred Permits and the Licenses;

                        (l)             a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Buyer pursuant to Section 10.03(c) hereof;

                    (m)             the Escrow Agreement duly executed by the Sellers’ Representative and the Escrow Agent; and

                      (n)             all other documents required to be delivered by Buyer and/or the relevant Designated Buyers on or prior to the Closing Date pursuant to this Agreement.

Section 2.12.      Withholding. Buyer, the Designated Buyers or the Escrow Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers or any other Person such amounts as Buyer, the Designated Buyers or the Escrow Agent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.13.      Simultaneous Transactions. All actions taken and transactions consummated at the Closing shall be deemed to have occurred simultaneously, and no such transaction shall be considered consummated unless all are consummated.

Section 2.14.      Supplemental Assignments. As reasonably required by Buyer in order to effectuate the transactions contemplated by this Agreement, each Party shall also execute and deliver at (and after) the Closing such other assignments, bills of sale, certificates of title and other documents, and shall take such other actions, as are necessary or appropriate to transfer the Purchased Assets to Buyer and/or the relevant Designated Buyers.

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Section 2.15.      Designated Buyers. The Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.15, one or more Subsidiaries to (i) purchase specified Purchased Assets (including specified Assumed Contracts and Assumed Leases), (ii) assume specified Assumed Liabilities, and/or (iii) employ certain Transferred Employees on and after the Closing Date (any such Subsidiary of Buyer that shall be properly designated by Buyer in accordance with this clause, a “Designated Buyer”); it being understood and agreed, however, that any such right of Buyer to designate a Designated Buyer is conditioned upon (v) such Designated Buyer executing and delivering to each Seller a counterpart to this Agreement, (w) such Designated Buyer jointly and severally undertaking the obligations and liabilities of Buyer under this Agreement, (x) such Designated Buyer being able to perform the applicable covenants under Section 2.05 and Article 9 and demonstrate satisfaction of the applicable requirements of Section 365 of the Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance, with respect to the applicable Assumed Contracts and the Assumed Leases, (y) any such designation not creating any Liability (including any Liability relating to Taxes) for the Sellers or their Affiliates that would not have existed had Buyer purchased the Purchased Assets, assumed the Assumed Liabilities and/or employed the Transferred Employees, and which Liability is not fully reimbursed by or on behalf of Buyer and (z) such designation not reasonably being expected to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement. No such designation shall relieve Buyer of any of its obligations hereunder. Any breach hereof by a Designated Buyer shall be deemed a breach by Buyer. The above designation shall be made by Buyer by way of a written notice to be delivered to Sellers’ Representative as soon as reasonably practicable after the date hereof and in no event later than the tenth (10th) day prior to the Closing Date, which written notice shall contain appropriate information about the Designated Buyer(s) and shall indicate which Purchased Assets, Assumed Liabilities and Transferred Employees Buyer intends such Designated Buyer(s) to purchase, assume and/or employ, as applicable, hereunder.

Article 3
Representations and Warranties of the Sellers

Except as set forth in the Disclosure Schedule, each Seller represents and warrants, on a joint and several basis with the other Sellers, to Buyer, as of the date of this Agreement and as of the Closing Date, that:

Section 3.01.      Corporate Existence and Power. Such Seller is a corporation or limited liability company, as applicable, duly incorporated or duly formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has all corporate or limited liability company powers and all governmental licenses, authorizations, qualifications, permits, consents and approvals required to carry on the Purchased Business as now conducted by such Seller, except for those licenses, authorizations, qualifications, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Business.

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Section 3.02.      Corporate Authorization. The execution, delivery and performance by such Seller of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby are within such Seller’s corporate or limited liability company, as applicable, powers and have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Seller. Subject to the entry of the Sale Order, this Agreement constitutes, and the Transaction Documents to which such Seller is a party, when executed and delivered by such Seller will constitute, the valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

Section 3.03.      Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no filing, application or registration with, or consent, authorization or approval of or other action by or in respect of, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) the Bankruptcy Court; (iii) the transfer or reissuance of the Transferred Permits and the Licenses as contemplated by Section 7.03; and (iv) any such filing, application, registration, consent, authorization, approval or other action as to which the failure to make or obtain would not have a Material Adverse Effect.

Section 3.04.      Noncontravention. Except as set forth on Schedule 3.04, after giving effect to the Sale Order, the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any terms, conditions or provisions in the certificate of incorporation, certificate of formation, bylaws or limited liability company operating agreement (or comparable organizational documents), as applicable, of such Seller, (ii) assuming compliance with the matters referred to in Section 3.03, conflict with or violate any term or provision of Applicable Law, (iii) require any consent or other action by any Person under or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, right of first refusal or similar right, cancellation or acceleration of any obligation) under any Assumed Contract or Assumed Lease or (iv) result in the creation or imposition of any Encumbrance, other than a Permitted Encumbrance, upon the Purchased Assets under any agreement to which any Seller, any of its Affiliates or its or their properties may be bound, with such exceptions, in the case of clauses (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Business.

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Section 3.05.      Owned Real Property. (a) Schedule 3.05(a) sets forth an accurate and complete list of all Owned Real Property. The property maps attached to Schedule 3.05(a) depict in a reasonably accurate manner the location and boundaries of the Owned Real Property. True and complete copies of the following have heretofore been delivered to Buyer: (i) all deeds, title insurance policies, title insurance commitments, title reports, title opinions, title abstracts, maps and surveys relating to the Purchased Real Property, in each case which such Seller has in its possession, and (ii) all documents evidencing recorded and unrecorded Encumbrances upon the Purchased Real Property which such Seller has in its possession.

                      (b)             Subject to the standard warranty limitations as set forth in a special warranty deed, the Sellers have good and marketable title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

                       (c)             The Sellers have obtained all appropriate certificates of occupancy, licenses, easements and rights of way, required to use and operate the Owned Real Property in all material respects in the manner in which the Owned Real Property is currently being used and operated in connection with the Purchased Business. No Seller has received written notice of any intention on the part of any issuing authority to cancel, suspend or modify any material approvals, licenses or permits relating to the Owned Real Property.

                      (d)             No Seller has received written notice of any proposed special assessment which would materially and adversely affect the Owned Real Property.

                       (e)             No Seller is party to any lease or assignment under which such Seller is a lessor or sublessor with respect to the Owned Real Property, and the Owned Real Property is not made available for use by any third party.

                       (f)             There are no outstanding options or rights of first refusal to purchase any of the Owned Real Property or any interest therein.

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Section 3.06.      Leases and Leased Real Property. (a) Schedule 3.06(a)(i) contains a true and complete list of all the Leases held by the Sellers or any of their Affiliates and used by any Seller or any Affiliate of such Seller in the operation of the Purchased Business and recording information for the Assumed Leases that have been recorded, and the Assumed Leases have not been amended or modified, assigned or subleased except as set forth on Schedule 3.06(a)(i). To the Knowledge of the Sellers, the property maps attached to Schedule 3.06(a)(i) include a depiction in a reasonably accurate manner of the location and boundaries of the Purchased Leased Real Property. Schedule 3.06(a)(ii) contains a true and complete list of all prepaid royalties and un-recouped minimum royalties for each Assumed Lease as of July 31, 2014. A true and complete copy of each Assumed Lease, including all material amendments and exhibits, has heretofore been furnished to Buyer. Each of the Assumed Leases is in full force and effect and constitutes a valid and binding obligation of each applicable Seller and, to such Seller’s Knowledge, the other parties thereto. The leasehold estate created by each Assumed Lease is free and clear of all Encumbrances created by, through or under the applicable Seller other than Permitted Encumbrances. Except as disclosed in Schedule 3.06(a)(i), to the Knowledge of the Sellers, there are no material defaults, breaches or uncured violations by any Seller under any of the Assumed Leases, including any lost coal events, and to the Knowledge of the Sellers no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default, breach or uncured violation by any Seller under any Assumed Lease, including any lost coal events, except for any such defaults or breaches that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Case. To the Knowledge of the Sellers, except as disclosed in Schedule 3.06(a)(i), there are no material defaults, breaches or uncured violations by any other party, or to the Knowledge of the Sellers any events, which with notice, the passage of time or both, would constitute such material defaults, breaches or violations by any other party under any of the Assumed Leases, except for any such defaults or breaches that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Case. To the Knowledge of the Sellers, there are no existing disputes between any Seller and any other party to any of the Assumed Leases or, to the Knowledge of the Sellers, any party having rights under or with respect to the Assumed Leases that are expected to result in a claim of material default or breach or termination thereof, except for any such defaults or breaches that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Case. Each applicable Seller has paid all rent, royalties, and other payments due and payable under each Assumed Lease, and has otherwise complied in all material respects with the Assumed Leases, and such Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Purchased Leased Real Property or any portion thereof, except for any such non-payments that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Case. Seller has not received any notice in writing, and has no Knowledge, that any lessor or landlord will cancel, terminate, or fail to perform its obligations under the Assumed Leases.

                      (b)             There are no outstanding options or rights of first refusal to purchase or sublease any of the Sellers’ interest in the Assumed Leases or any interest therein.

Section 3.07.      Licenses and Permits. (a) Set forth on Schedule 3.07 is a complete list of: (i) all of the mining permits and other permits held by the Sellers or any of their Affiliates in the operation of the Purchased Business and Purchased Assets, together with a description of the permitted property or facility, together with a true and complete list of all pending applications for additional permits, renewals of existing permits, or amendments to existing permits, which have been submitted to any Governmental Authority or other entity by any Seller or any of its Subsidiaries applicable to the operation of the Purchased Business (all such permits being herein referred to as the “Permits”); (ii) the applicable surety bonds and the amount of the surety bonds under the Permits; and (iii) all of the material licenses, franchises, certificates, consents, authorizations, approvals, orders, and concessions held by the Sellers or any of their Subsidiaries and used in connection with the operation of the Purchased Business, together with a true and complete list of all pending applications for additional licenses, renewals of existing licenses, or amendments to existing licenses, which have been submitted to any Governmental Authority or other entity by any Seller or any of their Subsidiaries applicable to the operation of the Purchased Business (herein referred to as the “Licenses”), as amended, supplemented and modified through the Effective Date.

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                      (b)             The Transferred Permits and Licenses constitute all of the material governmental approvals, clearances and authorizations necessary for the current operation of and the current conduct of the Purchased Business and the Purchased Assets, and all of the Transferred Permits and the Licenses are final, unappealed, valid, in good standing and in full force and effect, except where the failure to be final, unappealed, valid, in good standing and in full force and effect would not reasonably be expected to be material to the Purchased Business. The Sellers and their Subsidiaries are in compliance in all material respects with the Transferred Permits and Licenses. No suspension, revocation or cancellation of any of the Transferred Permits or Licenses is threatened or to the Knowledge of the Sellers contemplated, except with respect to regular periodic expirations and renewals thereof, which renewals no Seller or any Subsidiary of such Seller has reason to believe will not be granted. No Seller or any Subsidiary of such Seller has had any Transferred Permits or Licenses, or any applications therefor, appealed, denied, revoked, restricted or suspended and no Seller or any Subsidiary of such Seller is currently a party to any proceedings involving the possible appeal, denial, revocation, restriction or suspension of any Transferred Permits or Licenses or any of the privileges granted thereunder. No Seller or any Affiliate of such Seller is permit blocked on the Applicant Violator System by any Governmental Authority.

Section 3.08.      Environmental. (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, order, request for information, complaint or penalty has been received in the past two years by any Seller or any of its Affiliates with respect to the compliance of the Purchased Business or the Purchased Assets with any Environmental Laws or liability under any Environmental Laws, and there are no Actions pending or threatened in writing, in each case, that allege a violation by or liability of, whether assumed contractually or by operation of Law, the Purchased Business of or under any Environmental Law; and (ii) the Purchased Business is and, for the prior two years, has been in compliance with all applicable Environmental Laws.

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                      (b)             No Seller or any of its Affiliates, or, to the Knowledge of the Sellers, no other Person has released, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials in quantities and concentrations requiring immediate notification of governmental entities pursuant to Environmental Law on or beneath the Purchased Assets, or from the Purchased Assets into the environment, except for such quantities of Hazardous Materials released, stored, deposited, discharged, buried, dumped or disposed of in the ordinary course of business, in material compliance with Environmental Laws and so as would not reasonably be expected to require any material remediation or investigation pursuant to Environmental Law.

                       (c)             Without in any way limiting the generality of the foregoing, to the Knowledge of such Seller, (i) other than as may contain substances in quantities not regulated by Environmental Law, all underground storage tanks and above ground storage tanks, and the capacity and contents of such tanks, located on any Purchased Asset are specifically identified on Schedule 3.08(c), (ii) other than as contained substances in quantities not regulated by Environmental Law, all former underground storage tanks have been removed from or closed in place at the Purchased Assets in compliance with applicable Law and are listed on Schedule 3.08(c), (iii) all PCBs or items containing PCBs in regulated amounts used or stored on any Purchased Assets are identified on Schedule 3.08(c) and (iv) there are no underground injection wells, radioactive materials or septic tanks or waste disposal pits in which any Hazardous Materials have been discharged or disposed, other than as have been used in the ordinary course of business, in compliance in all material respects with all Environmental Laws, and as would not reasonably be expected to require any material remediation or investigation pursuant to Environmental Law.

Section 3.09.      Title to the Purchased Assets. Subject to the terms of the Sale Order, upon consummation of the transactions contemplated hereby, including the transfer or reissuance of the Transferred Permits and Licenses as contemplated by Section 7.03, Buyer and/or the relevant Designated Buyers will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. To the Knowledge of the Sellers, there are no unrecorded Encumbrances relating to the Purchased Real Property other than Permitted Encumbrances.

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Section 3.10.      Contracts. (a) Other than the Assumed Contracts, no Seller or any Affiliate of such Seller is a party to or bound by any Contracts, except for Contracts that are not material to the Purchased Business.

                      (b)             Sellers have delivered to Buyer true and complete copies of each Assumed Contract that is material to the Purchased Business (or written descriptions thereof with respect to oral Assumed Contracts), as amended (each, a “Material Contract”). Each Material Contract to which a Seller or any Affiliate of a Seller is a party constitutes a valid and binding agreement of such Seller or such Affiliate and to, to the Knowledge of the Sellers, the other party thereto and is in full force and effect. There are no defaults, breaches or uncured violations that will lead to a termination of any Material Contract, except for any such defaults or breaches that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Case. To the Knowledge of the Sellers, there are no events, which with notice, the passage of time or both, would constitute such defaults, breaches or uncured violations that would lead to termination under any Material Contract, except for any such defaults or breaches that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Case. No Seller has received any written notice that any of the other parties to the Material Contracts will cancel, terminate or fail to perform such party’s obligations under any of the Material Contracts, except where such cancellation, termination or failure to perform would not reasonably be expected to be material to the Purchased Business.

Section 3.11.      Financial Statements. The income statement for the six-month period ended June 30, 2014 and the balance sheet dated June 30, 2014 uploaded by the Sellers to the Data Room as of the date hereof (collectively, the “Financial Statements”) were prepared on a basis consistent with GAAP consistently applied throughout the periods involved (except as indicated in any notes thereto) and present fairly, in all material respects, the financial position and results of operations of James River and its Subsidiaries for the periods specified therein, subject to normal year-end adjustments.

Section 3.12.      Ordinary Course of Business. Except as set forth on Schedule 3.12 and other than in connection with the Bankruptcy Case and taking into account business exigencies arising as a result of the Sellers’ financial condition and status as a chapter 11 debtor, since December 31, 2013 (the “Reference Date”), the Sellers and their Affiliates have conducted the Purchased Business in the ordinary course of business in all material respects.

Section 3.13.      Equipment and Fixed Assets. The Sellers and their Subsidiaries have good and marketable title to all Equipment and Fixed Assets, free and clear of all Encumbrances other than Permitted Encumbrances, except where the failure to have such good and marketable title would not reasonably be expected to be material to the Purchased Business.

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Section 3.14.      Insurance. Schedule 3.14 sets forth a list of all insurance policies maintained by the Sellers for the benefit of the Purchased Assets and Purchased Business (collectively, the “Insurance Policies”). All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies are in full force and effect and enforceable in accordance with their terms. No Seller is in default under, and has not otherwise failed to comply with, any material provision contained in any such Insurance Policy.

Section 3.15.      Litigation, Investigations and Claims. (a) Schedule 3.15(a) sets forth a true, complete and correct list of all existing and pending litigation, arbitration, judgment, court order, decree, injunction, administrative order, claim, dispute, process or other Actions against by any Seller (or any of its Subsidiaries) or against or related to the Purchased Assets or the operation of the Purchased Business (collectively “Litigation”) which would reasonably be expected to be material to the Purchased Business.

                      (b)             Except as set forth on Schedule 3.15(b), to the Knowledge of the Sellers, there is no formal investigation, cessation order or notice of violation or other Actions or otherwise against the Purchased Assets or the operation of the Purchased Business or that, in each case, would be material and prevent or hinder the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

                       (c)             No Seller (or Subsidiary of such Seller) is in default in respect of any order, writ, injunction, decree or process of any arbitrator or Governmental Authority, which default would prevent or hinder the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.16.      Laws and Regulations. The Sellers and their Subsidiaries are in compliance in all material respects with all Applicable Laws, Transferred Permits and Licenses, as currently interpreted, applied, or enforced, relating to the Purchased Business and the Purchased Assets, except (i) as explicitly disclosed in Schedule 3.16 or (ii) for violations that have not had and would not reasonably be expected to have a material impact upon the Purchased Business. Except as set forth on Schedule 3.16, since January 1, 2013, no Seller (or any Subsidiary of such Seller) has received (a) any written notification from any Governmental Authority (i) asserting that a Seller (or a Subsidiary of such Seller) is in violation of any Applicable Laws which such Governmental Authority enforces or (ii) threatening to revoke any Transferred Permits or Licenses or (b) any written notice from any Governmental Authority indicating any Transferred Permits or Licenses being sought, amended or renewed will be denied by the applicable Governmental Authority.

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Section 3.17.      Tax Matters. (a) With respect to the Purchased Business and the Purchased Assets, the Sellers have filed or caused to be filed all material Tax Returns required to have been filed by the Sellers with respect to, by or for the Sellers, the Purchased Business or the Purchased Assets for the period prior to the Closing except for those Tax Returns for which the filing date has not yet passed. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws. Sellers have paid all Taxes that have become due pursuant to those Tax Returns or pursuant to any assessment or adjustment made with respect thereto. There are no unpaid Taxes due and owing by Sellers or by any other Person (including, without limitation, any corporation with which Sellers file or have filed a consolidated, combined, or unitary return) that are or could reasonably be expected to become an Encumbrance on the Purchased Assets or otherwise adversely affect the operation of the Purchased Business. Sellers have collected or withheld all amounts required to be collected or withheld by Sellers for all Taxes or assessments, and all such amounts have been paid to the appropriate Taxing Authority or set aside in appropriate accounts for future payment when due. No claim has been made by any Taxing Authority in a jurisdiction where the Sellers do not file Tax Returns with respect to the Purchased Business or the Purchased Assets that the Sellers are or may be subject to taxation by that jurisdiction with respect to the Purchased Business or the Purchased Assets. The Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, if it would have an adverse impact on the Purchased Assets or the Purchased Business or subject Buyer or any of its Affiliates to any Tax Liability after the Closing.

                      (b)             There is no material dispute or claim concerning any Tax liability of the Sellers claimed or raised by any Taxing Authority in writing. The Sellers have delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Sellers, the Purchased Business or the Purchased Assets since January 1, 2013.

                       (c)             No Purchased Asset (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

                      (d)             Each Seller is a United States Person within the meaning of Section 7701 of the Code.

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Section 3.18.      Intellectual Property. Schedule 2.01(j) fully and accurately identifies all: (i) material trademark, service mark or domain name registrations or applications for registration and all trademarks, service marks or trade names material to the conduct of the Purchased Business; (ii) material patents and patent applications; and (iii) material registered copyrights, in each case, included in the Purchased Assets. Each applicable Seller or any of its Subsidiaries validly owns, is validly licensed under or has legal right to use all of the Purchased Intellectual Property. The rights of the Sellers in the Purchased Intellectual Property are valid and in good standing, are owned, or the licenses thereunder are held, free and clear of all Encumbrances, and will not be adversely and materially affected by the transactions contemplated by this Agreement. There is no claim or proceeding pending against the Sellers or their Subsidiaries alleging that the Sellers or their Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person and no proceeding is pending or threatened in writing seeking the revocation or limitation of any of the Purchased Intellectual Property set forth on Schedule 2.01(j). To the Knowledge of the Sellers, the conduct of the Purchased Business does not infringe, misappropriate, misuse or otherwise violate the Intellectual Property Rights of any Person and no claims, proceedings or legal actions currently outstanding relate to allegations that the conduct of the Purchased Business, infringes, misappropriates, misuses or otherwise violates any Person’s Intellectual Property Rights. To the Knowledge of the Sellers, no Seller or any of its Affiliates has received in the last five (5) years any written notice, or to the Knowledge of the Sellers, become aware that any Person is infringing upon the rights of the Sellers in, or misappropriating the subject matter of, any Intellectual Property Rights included in the Purchased Assets, in any material respect.

Section 3.19.      Finders’ Fees. Except for Deutsche Bank AG and Perella Weinberg Partners, whose fees and expenses will be paid by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20.      FCPA Matters. In connection with the operation of the Purchased Business, no Seller or any Subsidiary of such Seller or, to the Knowledge of the Sellers, any director, officer, agent, employee or Affiliate of the Sellers, is aware of or has taken any action, directly or indirectly, with respect to the Purchased Business that would result in a violation of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”). The Sellers, their Subsidiaries and, to the Knowledge of the Sellers, their Affiliates have conducted the Purchased Business in compliance with the FCPA and maintain and procedures which are reasonably expected to ensure compliance therewith.

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Article 4
Representations and Warranties of Buyer

Except as set forth in the Disclosure Schedule, Buyer represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing Date, that:

Section 4.01.      Corporate Existence and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company powers and all material governmental licenses, authorizations, qualifications permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.      Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the limited liability company powers of Buyer and have been duly authorized by all necessary limited liability company action on the part of Buyer. Subject to the entry of the Sale Order, this Agreement constitutes, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer will constitute, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

Section 4.03.      Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no material filing, application or registration with, or consent, authorization or approval of or other action by or in respect of any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) the Bankruptcy Court and (iii) the transfer or reissuance of the Transferred Permits as contemplated by Section 7.03.

Section 4.04.      Noncontravention. Except as set forth on Schedule 4.04, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any terms, conditions or provisions in the certificate of formation or limited liability company operating agreement (or comparable organization documents) of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any term or provision of Applicable Law or (iii) constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, right of first refusal or similar right, cancellation or acceleration of any right or obligation) under any Contract binding upon Buyer, except, in the case of this clause (iii), as would not reasonably be expected to materially delay the ability of Buyer to consummate the transactions contemplated in this Agreement and, in each case, after giving effect to the Sale Order.

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Section 4.05.      Adequate Assurances Regarding Assumed Contracts. As of the Closing, Buyer and/or each relevant Designated Buyer, as applicable, will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assumed Contracts.

Section 4.06.      Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07.      Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.08.      Assurances Regarding Permits. As of the Closing, Buyer and/or the relevant Designated Buyers, as applicable, will be capable of taking transfer of, or obtaining replacement or overlapping permits for, the Transferred Permits and Licenses and will not have been denied any application for any mining license, permit or other governmental authorization by any Governmental Authority due to application of the Applicant Violator System established pursuant to the federal Surface Mining Control and Reclamation Act (or any applicable state equivalent system), other than any denial for violations that may reasonably be expected to be cured by the time of such transfer or obtaining of permits as contemplated by Section 7.03.

Section 4.09.      Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer acknowledges and agrees that the Purchased Assets are sold “as is” and Buyer agrees to accept the Purchased Assets and the Purchased Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Sellers, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that the Sellers make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Purchased Business or the future business and operations of the Purchased Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Purchased Business, except as expressly set forth in this Agreement.

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Article 5
Covenants of the Sellers

Section 5.01.      Conduct of the Purchased Business. Except as expressly permitted by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Case (provided that the Sellers shall (x) not, without the prior written consent of Buyer, seek any order of the Bankruptcy Court requiring them to refrain from taking any action described in this Section 5.01 and (y) use their commercially reasonable efforts to oppose any motion or other request seeking such an order of the Bankruptcy Court) or other Applicable Law, from the date hereof through the Closing, the Sellers shall, and shall cause their Subsidiaries to, use their commercially reasonable efforts to (a) conduct the Purchased Business in the ordinary course consistent with past practice and (b) taking into account business exigencies arising as a result of the Sellers’ financial condition and status as a chapter 11 debtor:

                                                     (i)            maintain the Purchased Assets in as good working order and condition as at present, ordinary wear and tear excepted;

                                                   (ii)            not introduce any material new method of management, operation or accounting;

                                                 (iii)            keep in full force and effect the Insurance Policies or other substantially equivalent insurance coverage without being in default or failing to give any notice or present any claim thereunder;

                                                 (iv)            keep available the services of the present employees of the Purchased Business; and

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                                                   (v)            maintain and preserve their business organizations intact and maintain their relationships with third parties.

For the avoidance of doubt, the pendency of the Bankruptcy Case and the effects thereof shall in no way be deemed a breach of this Section 5.01.

Section 5.02.      No Changes in Business. Without limiting the generality of Section 5.01, from the date of this Agreement through the Closing, except as set forth in Schedule 5.02, as expressly permitted by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Case (provided the Sellers shall (x) not, without the prior written consent of Buyer, seek any order of the Bankruptcy Court compelling them to take any action described in this Section 5.02 and (y) use their commercially reasonable efforts to oppose any motion or other request seeking such an order of the Bankruptcy Court) or other Applicable Law, the Sellers shall not, and shall not permit any of their Affiliates to, with respect to the Purchased Business:

                       (a)             reject pursuant to Section 365 of the Bankruptcy Code any Assumed Contract or Lease;

                      (b)             enter into or amend any Assumed Lease, Assumed Contract or commitment or incur or agree to incur any Liability or make any capital expenditures except for non-material Contracts in the ordinary course of business (any Contract or commitment having a value of $25,000 or less will be considered non material);

                       (c)             grant a participation or security interest in, mortgage, pledge or otherwise encumber or subject to an Encumbrance (other than a Permitted Encumbrance) any Purchased Asset;

                      (d)             remove any inventory from the Mining Complexes with respect to the Purchased Business except in the ordinary course of business consistent with past practice;

                       (e)             acquire for the Purchased Business (by merger, consolidation or acquisition of stock or assets, inbound license or otherwise) any interest in any corporation, partnership or other business organization or division thereof or other material assets or properties outside of the ordinary course of business consistent with past practice;

                       (f)             incur any Indebtedness or assume, guarantee or endorse the obligations of any Person, in each case other than Indebtedness or assumptions, guarantees or endorsements of obligations of any Person that do not constitute Assumed Liabilities;

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                      (g)             waive, release, assign, settle or compromise any material rights or claims that constitute Purchased Assets, or any material litigation or arbitration that constitute Purchased Assets;

                      (h)             enter into any Assumed Contract which materially restricts the ability of the Purchased Business to engage in any business in any geographic area or channel of distribution;

                        (i)             sell, lease, license (as licensor), assign, dispose of or transfer any material tangible or intangible property or contract right that is a Purchased Asset, other than the sale of coal inventory in the ordinary course of business consistent with past practice;

                        (j)             sell, assign, lease (including lease or sublease) or otherwise transfer or dispose of any of the Purchased Assets except the sale of coal inventory in the ordinary course of business consistent with past practice;

                      (k)             make loans or advances to, guarantees for the benefit of, or any investments in, any Person other than to the extent such loans, advances guarantees or investments do not constitute Purchased Assets or Assumed Liabilities, as the case may be;

                        (l)             make, change or revoke any Tax election, settle or compromise any Liability for Taxes, file any amended Tax Return, or enter into any agreement with respect to Taxes, in each case to the extent such action would adversely affect the Purchased Assets or the Purchased Business, or subject Buyer or any of its Affiliates to any Tax liability, after the Closing Date;

                    (m)             enter into or amend any Contract or commitment, or enter into any other transaction, directly or indirectly, with any Affiliate that constitutes an Assumed Contract or gives rise to an Assumed Liability;

                      (n)             enter or commit to enter into any collective bargaining agreement or other labor agreement with any union or other labor organization; or

                      (o)             agree or commit to do any of the foregoing.

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Section 5.03.      Access to Information. (a) From the date hereof until the Closing Date, the Sellers will (and will cause their Affiliates to) (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the Purchased Real Property offices, preparation plants, underground mine workings and other facilities and properties of the Purchased Business and the books and records of the Sellers relating to the Purchased Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to the Purchased Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Sellers and their Affiliates to cooperate with Buyer in its investigation of the Purchased Business. Any investigation by Buyer or its authorized Representatives pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Sellers. Notwithstanding the foregoing, Buyer shall not (A) have access to personnel records of the Sellers relating to individual performance or evaluation records, medical histories or other information which in the Sellers’ good faith opinion is sensitive or the disclosure of which could subject the Sellers to risk of liability or (B) without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), conduct or cause to be conducted any sampling, testing or otherwise invasive investigation of the air, soil, surface water, groundwater, building materials or other environmental media related to the Purchased Business or the Purchased Assets. Notwithstanding the foregoing, until the Sale Order shall have been entered, except with the prior written consent of the Sellers, Buyer shall not, and shall cause its Affiliates and their respective representatives (including counsel, accountants and financial advisors) not to, initiate or maintain contact with any security-holder, director, officer, employee, partner, manager, member, agent, advisor, representative, customer, supplier, vendor, independent contractor, lender or landlord of the Sellers or any of their Affiliates, in each case, solely with respect to, or relating or referring in any way to the sale of coal.

                      (b)             Without limiting the generality of Section 5.03(a), Buyer and the Sellers shall, beginning immediately upon the Effective Date and continuing until Closing, conduct a reasonable joint pre-closing review to confirm the quantities of Coal Inventory and the existence and location of the Equipment and Fixed Assets, for the purpose of verifying the same; provided that such pre-closing review shall not interfere unreasonably with the conduct of the business of the Sellers.

Section 5.04.      Names. As soon as reasonably practicable following the Closing, the Sellers shall, and shall cause their Affiliates to, discontinue the use of their current name and shall not subsequently change their name to or otherwise use or employ any name which includes the words “James,” “River,” “Blue Diamond,” “Logan,” “Kanawha,” “Hampden,” “Triad,” or any derivation or combination thereof without the prior consent of Buyer, and the Sellers shall cause the names of the Sellers in the caption of the Bankruptcy Cases to be a name mutually agreed upon by Buyer and the Sellers. From and after the Closing, the Sellers covenant and agree not to use or otherwise employ any of the trade names, corporate names, “d/b/a” names or any mark that is confusingly similar to the Intellectual Property Rights utilized by the Sellers or their Affiliates in the conduct of the Purchased Business.

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Section 5.05.      Records of Purchased Business. For a period of 60 days after the Closing Date, the Sellers and their Subsidiaries shall maintain at their corporate and administrative offices originals or copies of all accounting, environmental, Tax, and black lung data relating to the Purchased Business, to the extent not transferred to Buyer or the relevant Designated Buyers as Purchased Assets in accordance with this Agreement (collectively the “Business Records”). During such 60-day period, Buyer and each Designated Buyer shall have the right (i) to inspect and review the Business Records at the corporate and administrative offices of the Sellers and their Subsidiaries and (ii) at Buyer’s or such Designated Buyer’s sole expense, to make copies of the Business Records.

Section 5.06.      Segregation and Removal of Excluded Assets. Within one hundred twenty (120) days after the Closing Date, the Sellers shall segregate and remove from the Purchased Real Property all Excluded Assets. The Sellers shall remove such items at the Sellers’ sole cost and expense in a manner so as not to unreasonably interfere with Buyer’s or each Designated Buyer’s operations on the Purchased Real Property, and the Sellers shall bear full liability for any and all claims related to or arising from such Excluded Assets and their removal.

Section 5.07.      Release; Acknowledgements. (a) Notwithstanding anything to the contrary contained herein, effective as of the Closing, (i) each Seller (individually and on behalf of its Affiliates) hereby releases and forever discharges Buyer, each Designated Buyer and each of their respective Affiliates and their respective successors and assigns and all officers, directors, partners, members, shareholders, employees and agents of each of them from any and all actual or potential claims, causes of action, proceedings, Liabilities, damages, expenses and/or Losses of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such Party had, has, or may have in the future to the extent relating to the Excluded Assets or the Excluded Liabilities and (ii) Buyer (individually and on behalf of its Affiliates) hereby releases and forever discharges each Seller and each of their respective Affiliates and their respective successors and assigns and all officers, directors, partners, members, shareholders, employees and agents of each of them from any and all actual or potential claims, causes of action, proceedings, Liabilities, damages, expenses and/or Losses of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such Party had, has, or may have in the future to the extent relating to the Purchased Assets or the Assumed Liabilities; provided that (x) nothing in this Section 5.07 shall constitute a release of any Person arising from conduct of such Person that is determined by a final order of a court of competent jurisdiction to have constituted an actual fraud, willful breach, knowing and intentional misrepresentation or criminal act by such Person and (y) nothing in this Agreement shall be construed to release any Person from any of its contractual obligations under this Agreement and the Transaction Documents, including its obligations in respect of the Purchased Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities, as the case may be, and its indemnification obligations under Article 12, each of which shall remain fully effective and enforceable from and after the Closing Date.

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                      (b)             Subject to Section 2.15, the Sellers acknowledge that Buyer is the sole Person bound by, or liable with respect to, the Liabilities of Buyer under this Agreement, and that no Affiliate of Buyer or any current or former shareholder, agent, Representative, advisor or consultant of Buyer shall be bound by, or liable with respect to, any aspect of this Agreement.

Section 5.08.      Confidentiality. The Sellers and their respective Affiliates will hold, and will use their best efforts to cause their respective Representatives to hold all confidential documents and information concerning the business of Buyer and its Affiliates (including any business plan of Buyer) furnished to the Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement in accordance with the provisions of the Confidentiality Agreement, dated as of March 4, 2014, between James River and Buyer (the “Seller Confidentiality Agreement”) which, notwithstanding anything to the contrary contained therein, shall remain in full force and effect until the Closing, at which time the confidentiality obligations under the Seller Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Seller Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.09.      Bankruptcy Process. (a) The Sellers covenant and agree that if the Sale Order is entered, the terms of any plan submitted by the Sellers to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify, or restrict the terms of this Agreement and the rights of Buyer or any Designated Buyer hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction that is contemplated by or approved pursuant to the Sale Order.

                      (b)             Sellers shall file with the Bankruptcy Court a motion seeking entry of the Sale Order, including the approval of this Agreement and the sale of the Purchased Assets to Buyer and/or the relevant Designated Buyers on the terms and conditions hereof. Sellers shall deliver to Buyer prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Buyer and its counsel to review and comment, a draft of such motion, and such motion when filed by Sellers with the Bankruptcy Court shall be reasonably acceptable to Buyer.

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                       (c)             If the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed or petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto, the Sellers agree to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion and Buyer agrees to cooperate in such efforts, and each Party agrees to use its reasonable efforts to obtain an expedited resolution of such appeal; provided that the absence of an appeal of the Sale Order shall not be a condition to any Party’s obligation to consummate the transactions contemplated hereby at the Closing.

Section 5.10.      Additional Bankruptcy Matters. (a) From and after the date of this Agreement and until the Closing Date, to the extent reasonably practicable, the Sellers shall deliver to Buyer drafts of any and all pleadings, motions, notices, statements, applications, schedules, reports, and other papers to be filed or submitted by the Sellers in connection with or related to this Agreement for Buyer’s prior review. The Sellers shall make reasonable efforts to consult and cooperate with Buyer regarding (i) any such pleadings, motions, notices, statements, applications, schedules, reports, or other papers, (ii) any discovery taken in connection with the seeking entry of the Sale Order (including any depositions) and (iii) any hearing relating to the Sale Order, including the submission of any evidence, including witnesses testimony, in connection with such hearing.

                      (b)             The Sellers acknowledge and agree, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising Liabilities and Liens of, against or created by the Sellers or their bankruptcy estates, shall be fully released from and with respect to the Purchased Assets, which shall be transferred to Buyer and/or the relevant Designated Buyers free and clear of all Liabilities and Encumbrances except for Assumed Liabilities and Permitted Encumbrances.

Section 5.11.      Amended Kentucky River Leases. From the date hereof until the Closing, the Sellers shall use their commercially reasonable efforts to cooperate with Buyer in Buyer’s efforts to negotiate and enter into amended leases with Kentucky River Properties LLC or its applicable Affiliate (collectively, “Kentucky River”) with respect to each Leased Real Property with respect to the Purchased Business covered by the Kentucky River Omnibus Agreement and the Kentucky River Leases on terms satisfactory to Buyer, in its discretion (it being understood and agreed that the terms set forth on Exhibit J, and terms substantially consistent with such terms, shall be deemed satisfactory to Buyer) (collectively, the “Amended Kentucky River Leases”).

Section 5.12.      EQT Agreement. Notwithstanding the assignment to Buyer of that certain Asset Purchase Agreement by and between Leeco, Inc. and EQT Gathering, LLC that will be entered into after the date hereof (the “EQT Agreement”), the Sellers shall pay to EQT Gathering the Initial Installment (as such term is defined in the EQT Agreement) and the installment due on or before October 15, 2014, in each case, in accordance with the terms of the EQT Agreement; provided that if Buyer receives any return of any such installment payment, Buyer shall promptly pay the Sellers such returned amounts. In the event that Buyer pays the installment due on or before October 15, 2014 because the Sellers fail to pay such installment, Buyer shall be entitled to reimbursement of such payment from the Apportionment Escrow Funds.

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Section 5.13.      Payment of Cure Costs. Sellers shall, on or prior to the Closing, pay in full in cash or reserve an amount of cash equal to the aggregate amount of all Cure Costs; provided, that to the extent any counterparty to an Assumed Contract or Assumed Lease asserts a higher Cure Cost than set forth in Schedule 2.01(e) or Schedule 3.06(a)(i), as applicable, the Sellers shall pay or reserve such higher Cure Cost unless otherwise ordered by the Bankruptcy Court.

Article 6
Covenants of Buyer

Section 6.01.      Confidentiality. Buyer and its Affiliates will hold, and will use their best efforts to cause their respective Representatives to hold all confidential documents and information concerning the business of James River and its Subsidiaries furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the provisions of the Confidentiality Agreement, dated as of March 4, 2014, between James River and Buyer (the “Buyer Confidentiality Agreement”) which, notwithstanding anything to the contrary contained therein, shall remain in full force and effect until the Closing, at which time the confidentiality obligations under the Buyer Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Buyer Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.02.      Access. On and after the Closing Date, to the extent permitted by Applicable Law, Buyer will, and will cause each Designated Buyer to, afford promptly to the Sellers and their agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit the Sellers to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by the Sellers shall not unreasonably interfere with the conduct of the business of Buyer or the Designated Buyers; provided further that the scope of any such access shall be limited to the Purchased Assets.

Section 6.03.      Bankruptcy Actions. Buyer acknowledges that it or the relevant Designated Buyers, as applicable, must provide adequate assurance of future performance under the Assumed Contracts and the Assumed Leases and agrees that it shall, and shall cause its Affiliates to, cooperate with the Sellers in connection with furnishing information or documents to the Sellers to satisfy the requirements of section 365(f)(2)(B) of the Bankruptcy Code. In furtherance of the foregoing, Buyer shall, and shall cause the Designated Buyers to, take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts and the Assumed Leases, such as providing non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and the relevant Designated Buyers’ employees and representatives available to testify before the Bankruptcy Court.

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Section 6.04.      Avoidance Actions. If there are any changes to Schedule 2.01(k) pursuant to the following two sentences, Buyer shall deliver a revised version of Schedule 2.01(k) to the Sellers within one hundred and twenty days after the Closing Date. Buyer shall exclude any Person from such revised Schedule 2.01(k) with whom it is not necessary, as determined by Buyer in its discretion, for Buyer to conduct business in order to operate the Purchased Business. Buyer may also add any Person to such revised Schedule 2.01(k) that was not included on such schedule at Closing; provided, that no Person shall be added to such schedule without the prior written (electronic or otherwise) consent (not to be unreasonably withheld) of the Sellers’ Representative (in consultation with the unsecured creditors’ committee).

Section 6.05.      Financing. From and after the date hereof, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Transaction Debt Financing, including entering into the First Lien Credit Agreement, the Second Lien Note and the Third Lien Note; provided that Buyer shall have no obligation to enter into such arrangements unless the terms and conditions thereof are reasonably satisfactory to Buyer in its discretion (it being understood and agreed that the terms set forth on Exhibit I shall be deemed satisfactory to Buyer).

Section 6.06.      Buyer Lender Consent. Buyer shall use commercially reasonable efforts to obtain, as soon as reasonably possible after the date hereof, on terms and conditions satisfactory to Buyer in its discretion, an amendment and/or consent with respect to each agreement listed on Schedule 4.04 in accordance with the terms of such agreement in order to permit the transactions contemplated hereby (the “Buyer Lender Consents”).

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Article 7
Covenants of Buyer and the Sellers

Section 7.01.      Further Assurance. (a) Except as otherwise provided herein and subject to the terms and conditions of this Agreement, the Bankruptcy Code and any orders of the Bankruptcy Court, the Sellers and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, in each case, after giving effect to the Sale Order. The Sellers and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to use commercially reasonably efforts to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, to vest in Buyer and/or the relevant Designated Buyers good title to the Purchased Assets and to assure and evidence the assumption by Buyer and/or the relevant Designated Buyers of the Assumed Liabilities.

                      (b)             In furtherance and not in limitation of the foregoing, but subject to Section 7.01(c), to the extent applicable, each of Buyer and the Sellers shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within 10 Business Days of the date hereof. Each of Buyer and the Sellers shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use commercially reasonable efforts to take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.

                       (c)             Notwithstanding anything in this Agreement to the contrary, “commercially reasonable efforts” for purposes of this Agreement shall in no event or circumstance require Buyer or any of its Affiliates to (i) execute any settlements, undertakings, consent decrees, stipulations or other agreements, (ii) sell, divest, hold separate or otherwise convey and particular assets or categories of assets or businesses of Buyer and its Affiliates, (iii) agree to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses contemporaneously with or subsequent to the Closing, (iv) permit the Sellers and their Affiliates to sell, divest or otherwise convey any particular assets or categories of assets or properties of the Sellers and their Affiliates prior to the Closing, (v) otherwise take or commit to take actions that after the Closing Date would limit the freedom of action of Buyer or its Affiliates with respect to, or its or their ability to retain, one or more of its or their businesses or assets, (vi) defend through litigation on the merits any claim asserted in court by any Person, (vii) accept any amendment to the terms of any Transferred Permit or License or any additional conditions with respect to any Transferred Permit or License or (viii) subject to Section 7.01(e), make to any Person any material payment with respect to obtaining any approvals, consents, registrations, permits, authorizations and other confirmations.

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                      (d)             No Party shall agree (or permit any of their respective Affiliates to agree) to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the consummation of the transactions contemplated by this Agreement unless it consults with the other Parties in advance (to the extent reasonably practicable to do so) and, to the extent permitted by such Governmental Authority and any Applicable Law, gives the other Parties and their outside counsel the opportunity to attend and participate at such meeting.

                       (e)             The fees and expenses for all filings under the HSR Act and any other necessary filings or submissions to any Governmental Authority pursuant to this Section 7.01 shall be borne in full by Buyer.

Section 7.02.      Certain Filings. The Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.      Transferred Permit and Surety Bond Matters. (a) (i) As promptly as commercially reasonably possible after the Closing, Buyer and/or the relevant Designated Buyers, as applicable, shall properly file all applications required to transfer the Transferred Permits and Licenses from the Sellers and their Affiliates to Buyer and/or the relevant Designated Buyers, as applicable, with the appropriate Governmental Authority and (ii) Buyer and/or the relevant Designated Buyers, as applicable, shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable under Applicable Law to put in place with the appropriate Governmental Authority as promptly as commercially reasonably possible after the Closing financial assurances necessary to transfer the Transferred Permits and Licenses from the Sellers and their Affiliates to Buyer and/or the relevant Designated Buyers, as applicable. The Sellers agree to diligently provide any cooperation reasonably requested by Buyer to bring about the transfer of the Transferred Permits and Licenses. From and after the Closing, Buyer and/or the relevant Designated Buyers, as applicable, shall diligently pursue the transfer of the Transferred Permits and Licenses to Buyer and/or the relevant Designated Buyers, and Buyer and/or the relevant Designated Buyers, as applicable shall operate under the Transferred Permits and Licenses as the designated operator in accordance with the terms and conditions contained in the Permit Transfer Agreements; provided, that in no event shall Buyer or any Designated Buyer be obligated to accept any material amendment to the terms of any Transferred Permit or License or any additional conditions with respect to any Transferred Permit or License. To the extent allowed by and in accordance with Applicable Laws and the terms and conditions of the Permit Transfer Agreements, the Sellers grant Buyer and/or the relevant Designated Buyers the right to conduct at the sole cost and expense of Buyer and/or the relevant Designated Buyers mining operations following the Closing on the Purchased Real Property under the Transferred Permits and Licenses as the designated operator until such time as they are transferred to Buyer and/or the relevant Designated Buyers, as applicable (the “Interim Period”). The Sellers shall have (and Buyer and the Designated Buyers grant) all rights of entry onto the Purchased Real Property necessary for the Sellers to maintain the Transferred Permits and Licenses prior to transfer.

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                      (b)             Buyer and/or the relevant Designated Buyers, as applicable, at all times prior to the transfer of the Transferred Permits and Licenses to Buyer and/or the relevant Designated Buyers, as applicable, shall: (i) comply with all Applicable Law governing, and all conditions and requirements of, or pertaining to, any such Transferred Permits and Licenses; and (ii) be solely responsible for all incidents of violation, non-compliance, and similar occurrences related to the Transferred Permits and Licenses that arise from the actions of Buyer or any Designated Buyer while operating under such Transferred Permits or Licenses following the Closing. Buyer shall promptly deliver to the Sellers written notice of any such incidents or occurrences, which the Sellers shall have the right, but not the obligation, to cure (including right of entry onto the applicable Purchased Real Property), and Buyer shall promptly reimburse the Sellers for the reasonable costs of any such cure. The Sellers shall have (and Buyer and the Designated Buyers grant) all rights of entry onto the Purchased Real Property necessary for the Sellers to maintain the Transferred Permits and Licenses prior to transfer.

                       (c)             Sellers shall pay all Excluded Pre-Closing Fines and shall have all rights to negotiate and settle the resolution of the Excluded Pre-Closing Fines, and will coordinate with Buyer in, and keep Buyer reasonably informed of, such negotiations and settlements; provided, that Sellers shall not resolve any Excluded Pre-Closing Fines without Buyer’s consent if such settlement or resolution would modify or affect the Transferred Permits.

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                      (d)             Notwithstanding anything in this Agreement to the contrary, (i) during the Interim Period, absent the occurrence of an incident of violation, noncompliance or similar occurrence for which Buyer is responsible pursuant to Section 7.03(b), the Sellers shall remain responsible, at their sole cost and expense, for maintaining any surety bonds or other financial assurances required in connection with the Transferred Permits and Licenses and (ii) Buyer shall indemnify and hold harmless all Sellers for any Liabilities incurred with respect to such bonds or other financial assurances solely to the extent resulting from the actions of Buyer or any Designated Buyer while operating under the Transferred Permits and Licenses during the Interim Period.

Section 7.04.      Public Announcements. Except as may be necessary in connection with the Bankruptcy Case, the Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.05.      WARN Act. Buyer shall be responsible for any notices required to be given under and shall otherwise comply with all Liabilities arising under the Worker Adjustment and Retraining Notification Act (or any similar state or local law, the “WARN Act”) relating to any acts or omissions on or prior to the Closing, including as a result of the transactions contemplated by this Agreement; provided, however, that in the event that Buyer or a Designated Buyer fails to hire a sufficient number of Business Employees as required pursuant to Section 9.02(a) such that it would trigger a “plant closing” or “mass layoff” within the meaning of the WARN Act, Buyer shall indemnify the Sellers against and agrees to hold each of them harmless from any and all Losses incurred or suffered by the Sellers with respect to WARN Act Liabilities arising solely as a result thereof.

Section 7.06.      Notification of Certain Events. Each Party shall promptly notify the other Parties of any event, condition or circumstance of which such Party becomes aware prior to the Closing Date that would cause, or would reasonably be expected to cause, a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement). During the period prior to the Closing Date, each Party will promptly advise the other Parties in writing of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Transaction Documents. A Party’s receipt of information pursuant to this Section 7.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Parties in this Agreement and shall not be deemed to amend or supplement the disclosure schedules to this Agreement.

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Section 7.07.      Bankruptcy Court Approval. Each of the Sellers and Buyer acknowledge that this Agreement and the sale of the Purchased Assets are subject to Bankruptcy Court approval. The Sellers and Buyer shall cooperate with each other in seeking entry of the Sale Order. Buyer agrees that it will, at Buyer’s own cost, promptly take all actions that are reasonably requested by the Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available to testify before the Bankruptcy Court. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Sellers are permitted to respond to any inquiry and supply information regarding the Purchased Business and the Purchased Assets submitted by any potential counterparty to an Alternative Transaction.

Section 7.08.      Confidentiality. From and after the Closing, Buyer and the Designated Buyers, on the one hand, and the Sellers, on the other hand, shall, and shall cause their respective Affiliates and its and their respective Representatives to, maintain in confidence any written, oral or other information relating to their respective businesses following the Closing (including, with respect to the Sellers’ confidentiality obligations hereunder following the Closing, information relating to the Purchased Business) or obtained from another Party or its Affiliates or its or their respective Representatives for a period of one (1) year following the later of (x) the date of receipt of any such information or (y) the Closing Date, except that the foregoing requirements of this Section 7.08 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by the Sellers or any of their Affiliates or any of its or their respective Representatives and (B) in the case of the Sellers, as a result of disclosure by Buyer or its Affiliates (including, after the Closing, such information relating to the Purchased Business) or any of its or their respective Representatives, (ii)any such information is required by Applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding) or (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate of such Party or any of its or their respective Representatives) that is not bound by a confidentiality agreement with respect to such information. If a Party or any of its Affiliates or its or their respective Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any such information, such Party shall, or shall cause such Affiliate or Representative to, provide the other Parties with prompt prior written notice of such requirement (including any report, statement, testimony or other submission to such Governmental Authority) to the extent legally permissible and, to the extent reasonably practicable, cooperate with such other Parties, at Buyer’s sole expense, to obtain a protective order or similar remedy to cause such information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege; provided, that, in the event that such protective order or other similar remedy is not obtained, such Party shall, or shall cause such Affiliate or Representative to, furnish only that portion of such information that has been legally compelled, and shall, or shall cause its Affiliate or Representative to, exercise its commercially reasonable efforts, at Buyer’s sole expense, to obtain assurance that confidential treatment will be accorded such disclosed information. Each of the Parties hereto shall instruct its Affiliates and its or their respective Representatives having access to such information of such obligation of confidentiality and shall be responsible for any breach of the terms of this Section 7.08 by any of its Affiliates or its or their respective Representatives.

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Section 7.09.      Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) Buyer and/or any Designated Buyer receives any payment or instrument that is for the account of a Seller according to the terms of any Transaction Document or relates primarily to any business or business segment of the Sellers other than the Purchased Business, Buyer shall, and shall cause the Designated Buyers to, promptly deliver such amount or instrument to the relevant Seller, and (b) any of the Sellers or any of their Affiliates receives any payment that is for the account of Buyer, any of the Designated Buyers according to the terms of any Transaction Document or relates primarily to the Purchased Business, the Sellers shall, and shall cause their Affiliates to, promptly deliver such amount or instrument to Buyer or the relevant Designated Buyer, as applicable. All amounts due and payable under this Section 7.09 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use its commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate Party. Any payments received under this Section 7.09 by the applicable Party will be treated by the other Party as being received by the applicable Party in its capacity as an agent for the other Party solely for U.S. federal income tax purposes.

Section 7.10.      Consents and Approvals. The Parties shall use commercially reasonable efforts, as set forth in this Agreement, to secure all approvals, authorizations, consents, Transferred Permits, orders, Licenses, assignments, releases, and/or waivers, if any, that are necessary to effect the transactions contemplated by this Agreement and the Transaction Documents. Such commercially reasonable efforts shall not require any material payment or other consideration from the Parties (other than (i) as contemplated by Section 7.03 and (ii) the Cure Costs, which shall be the responsibility of the Sellers).

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Section 7.11.      Ancillary Agreements. The Parties shall negotiate in good faith, prior to Closing, the terms of the Transition Services Agreement and the Permit Transfer Agreements, and in each case such terms shall be in a form (i) customary for transactions of the type contemplated by this Agreement and (ii) reasonably satisfactory to Buyer in its discretion.

Article 8
Tax Matters

Section 8.01.      Tax Cooperation; Responsibility for Taxes; FIRPTA. (a) Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Business and the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer shall retain all books and records with respect to Taxes pertaining to the Purchased Assets and the Assumed Liabilities for any Pre-Closing Tax Period for a period of at least six (6) years following the Closing Date. The Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets, the Assumed Liabilities or the Purchased Business. The Sellers shall use commercially reasonable efforts to provide Buyer with such information that is in any of the Seller’s possession and is reasonably requested by Buyer to identify the jurisdictions in which Tax Returns are required to be filed, or Taxes are required to be paid, and the types of Tax Returns required to be filed, in each case with respect to the Purchased Business or the Purchased Assets.

                      (b)             All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Sellers. Buyer and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

                       (c)             The Party with the primary legal obligation for the reporting and payment of any Apportioned Taxes or Transfer Taxes shall file any Tax Returns and other documentation that must be filed in connection with such Apportioned Taxes or Transfer Taxes, and shall use its reasonable best efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. If required by Applicable Law, the parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns or other documentation.

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                      (d)             Apportioned Taxes and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying Party shall be entitled to reimbursement from or shall provide a refund to the non-paying Party in accordance with Section 2.08(a) or Section 8.01(b), as the case may be, to the extent such amount was not reflected in the final Closing Date Apportionment Statement. Upon payment of any such Apportioned Taxes or Transfer Taxes, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 2.08(a) or Section 8.01(b), as the case may be, or the amount of refund to which the non-paying Party is entitled under Section 2.08(a), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed or refunded. The applicable Party shall make the payment in the foregoing sentence promptly but in no event later than ten (10) days after the presentation of such statement. Any payment not made within such time shall bear interest at the federal underpayment rate for each day until paid. Notwithstanding the foregoing, the Party with the primary legal obligation to pay any Apportioned Taxes or Transfer Taxes may, in its sole discretion, seek reimbursement under this Section 8.01(d) from the non-paying Party prior to such Party’s payment of any such Apportioned Taxes or Transfer Taxes, and the non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement; provided, that the non-paying Party shall not be required to make such reimbursement earlier than ten (10) days prior to the date on which such Apportioned Taxes or Transfer Taxes are due.

                       (e)             On or before the Closing Date, each Seller shall deliver to Buyer a certification that it is not a foreign person in accordance with Section 1445 of the Code.

Article 9
Employee Matters

Section 9.01.      Representations and Warranties. (a) Schedule 9.01(a) contains a complete and accurate list of the following information for each employee of a Seller providing services to the Purchased Business as of the date hereof, including each employee on active status, on a leave of absence, non-active or layoff status, or off work and receiving or eligible to receive benefits under any federal or state workers’ compensation law, including the Black Lung Benefits Act (the “Business Employees”). Schedule 9.01(a) shall include for each Business Employee the name, job title, date of commencement of employment, status, current salary or wage classification, current base compensation or base wage rate, and all group insurance or other benefit programs in effect for such Business Employee. No Business Employee has indicated to the Sellers or any of their Affiliates that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or is otherwise unwilling to accept an offer of employment from Buyer or its Affiliates. No collective bargaining agreement or other labor union contract is currently in effect with respect to any Business Employee, no such agreement or contract has been requested by any such Business Employee or group of Business Employees nor has there been any discussion with respect thereto by management of a Seller or any of its Affiliates with any Business Employees. No Seller or any of its Affiliates has received any written notification of any unfair labor practice charges or complaints relating to any Business Employee or the Purchased Business pending before any agency having jurisdiction thereof nor are there any current union representation claims against any Seller or any of its Affiliates involving any Business Employee or the Purchased Business and, to the Knowledge of the Sellers, no such charges or claims are threatened. No Seller or any of its Affiliates has any liability with respect to the misclassification of any Person performing services for the Purchased Business as an independent contractor rather than as an employee or with respect to any leased employee.

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                      (b)             None of the Sellers, any ERISA Affiliate of the Sellers or any predecessor thereof (i) has, or had in the past six calendar years, any potential liability, whether absolute or contingent, under Title IV of ERISA, (ii) contributes to, or has in the past six calendar years contributed to or had any obligation to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, or (iii) provides, or has any obligation to contribute to, post-employment or post-retirement health or welfare benefits to any individual other than as required pursuant to Section 4980B of the Code or any similar state statute, nor has any Seller made any representation, agreement, covenant or commitment to provide any such coverage.

                       (c)             No Seller has Knowledge of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of Business Employees. There is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any Business Employees. No Seller has any Knowledge of any strikes, work stoppages, grievances, work slowdowns or lockouts nor of any threats thereof, by or with respect to any of the Business Employees.

                      (d)             With respect to the Purchased Business, there exist: (i) no charges of discrimination or lawsuits involving alleged violations of any fair employment law, wage payment law, occupational safety and health law; (ii) to the Knowledge of the Sellers, no threatened or pending litigation arising out of employment relationships, or other employment-related federal, state or local law; and (iii) to the Knowledge of the Sellers, no threatened or pending litigation arising out of employment relationships, by any applicant, Business Employee or former employee of the Purchased Business or any representative of any such Person or Persons. No charges or claims involving any of the facilities of any Seller or any of its Subsidiaries or any Business Employees or former employees of the Purchased Business are pending before any local, state or federal administrative agency, and no lawsuits involving any such facilities or employees are pending with respect to equal employment opportunity, age discrimination, occupational safety, or any other form of alleged employment practice or unfair labor practice.

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                       (e)             Within the twelve months prior to the date hereof, no Seller or any Subsidiary of such Seller has implemented any plant closing or layoff of individuals employed at or who primarily provided service to the Purchased Business in violation of the WARN Act, the regulations promulgated thereunder, or any similar applicable foreign, state or local law. No Seller or any Subsidiary of such Seller has incurred any material liability under the WARN Act that remains unsatisfied as of the Closing Date. The Sellers have delivered to Buyer a true and complete list of layoffs, by location, implemented by the Sellers or any of their Subsidiaries in the 90-day period preceding the Closing Date at any location employing any individuals employed by the Purchased Business.

                       (f)             With respect to the James River 401(k) Plan, (i) such plan is qualified under Section 401 of the Code and each trust established in connection with such plan is exempt from federal income taxation under Section 501(a) of the Code, and the plan and each such trust has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or exemption, and nothing has occurred since the date of such letter that has or could reasonably be expected to adversely affect such qualification or exemption, (ii) there are no Actions, liens, suits, claims or complaints pending (other than routine claims for benefits) or, to the knowledge of the Sellers, threatened or anticipated with respect to such plan, any fiduciaries of such plan with respect to their duties to such plan, or against the assets of such plan or any trust maintained in connection with such plan, and no facts or circumstances exist that are reasonably likely to give rise to any such Actions, liens, suits, claim or complaints, and (iii) such plan has been operated and administered in compliance in all material respects with its terms and Applicable Law, including ERISA and the Code.

                      (g)             With respect to the Buyer 401(k) Plan, (i) such plan is qualified under Section 401 of the Code and each trust established in connection with such plan is exempt from federal income taxation under Section 501(a) of the Code, and the plan and each such trust has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or exemption, and nothing has occurred since the date of such letter that has or could reasonably be expected to adversely affect such qualification or exemption, (ii) there are no Actions, liens, suits, claims or complaints pending (other than routine claims for benefits) or, to the knowledge of Buyer, threatened or anticipated with respect to such plan, any fiduciaries of such plan with respect to their duties to such plan, or against the assets of such plan or any trust maintained in connection with such plan, and no facts or circumstances exist that are reasonably likely to give rise to any such Actions, liens, suits, claim or complaints, and (iii) such plan has been operated and administered in compliance in all material respects with its terms and Applicable Law, including ERISA and the Code.

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Section 9.02.      Covenants. (a) Buyer, no later than five Business Days prior to the Closing, shall provide the Sellers with a list of those Business Employees to whom it desires to offer employment (whether through Buyer or one of its Affiliates) effective as of the Closing (the “Offered Employees”); provided, however, that Buyer shall make bona fide offers of employment to a sufficient number of Business Employees on terms and conditions such that the transactions contemplated by this Section 9.02(a) assuming the termination of employment on the Closing Date of all Business Employees who do not become Offered Employees, do not trigger a “plant closing” or “mass layoff” within the meaning of the WARN Act. As of the Closing Date, the Sellers shall terminate the employment of each Offered Employee and shall cooperate with, and use their commercially reasonable efforts to assist, Buyer with Buyer’s hiring of such Offered Employees. Those Offered Employees who accept Buyer’s offer of employment and commence working for Buyer on the Closing Date (or upon return to work from approved vacation or leave of absence) shall hereafter be referred to as “Transferred Employees.” For the avoidance of doubt, the Sellers shall retain all Liabilities, including severance or other termination costs, if any, arising as a result of the transactions contemplated by this Agreement, relating to any Business Employees who do not become Transferred Employees.

                      (b)             (i) Buyer will cause any employee benefit plans of Buyer (or any Affiliate thereof sponsoring or maintaining such plans) which the Transferred Employees are entitled to participate in from and after the Closing Date (the “Buyer Plans”) to take into account for purposes of eligibility and vesting thereunder, but not with respect to accrual of benefits other than in the case of severance and vacation, service by the Transferred Employees with the Sellers prior to the Closing as if such service were with Buyer to the same extent such service was credited under a comparable benefit plan of the Sellers prior to the Closing (except to the extent it would result in the duplication of benefits), in each case to the extent permitted under Applicable Law and the terms of the applicable Buyer Plan. In addition, with respect to each Buyer Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall, or shall cause an Affiliate of Buyer sponsoring or maintaining such Buyer Plan, to (A) cause there to be waived any pre-existing condition exclusions, actively at work requirements, insurability requirements or other eligibility limitations, and (B) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, the Transferred Employees and their dependents under an Employee Plan prior to the Closing, in each case to the extent permitted under Applicable Law and the terms of the applicable Buyer Plan.

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                                                   (ii)            Following the Closing Date, to the extent permitted by applicable policies of Buyer (including any caps or limits on accrued and unused paid time off thereunder), Buyer will allow Transferred Employees to use all accrued and unused paid time off to which such Transferred Employee is entitled under the applicable policies of the Sellers immediately prior to the Closing Date to the extent reflected on the Financial Statements. The Sellers shall provide Buyer with a record of such accrued paid time off for each Transferred Employee.

                       (c)             With respect to Transferred Employees, Buyer and the Sellers shall use the alternative procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, for purposes of employment tax reporting.

                      (d)             The Sellers shall be solely responsible for all grievances, arbitrations, claims, demands, or charges of any nature whatsoever including, any such grievances, arbitrations, claims, demands, or charges whether now known or not yet made by any employees, bargaining agents, or governmental agencies, which result from or arise out of any event occurring prior to the Closing Date; and, the Sellers agree to hold harmless and indemnify Buyer for all such claims, if any, asserted against Buyer.

                       (e)             The Sellers shall be responsible for all Workers’ Compensation Liabilities arising out of any occupational injury or exposure occurring on or prior to the Closing and Buyer shall be responsible for all Workers’ Compensation Liabilities arising out of any occupational injury or exposure occurring following the Closing.

                       (f)             The Sellers agree to reimburse Buyer promptly for all Black Lung Liabilities and Workers’ Compensation Liabilities imposed on Buyer with respect to any Transferred Employee that is not employed by Buyer for the duration of the statutory period set forth under the Black Lung Benefits Act required for Buyer to become a responsible operator with respect to such Transferred Employee. In the event a claim is made against Buyer with respect to which Buyer believes the provisions of this Section 9.02(f) apply, Buyer shall promptly give notice thereof to the Sellers.

                      (g)             Prior to the Closing Date, Sellers and James River shall take, or cause to be taken, all actions necessary or appropriate to provide that the Transferred Employees shall, effective as of the Closing Date, cease to participate in the James River 401(k) Plan. To the extent requested by Buyer on or prior to the Closing Date, Sellers and James River shall, as soon as practicable following the Closing Date, cause the accounts of all Transferred Employees under the James River 401(k) Plan, whether or not vested in whole or part, and the assets thereof to be transferred, trust to trust, from the trust pursuant to the James River 401(k) Plan to one or more trusts designated by Buyer which are maintained pursuant to one or more defined contribution plans maintained by Buyer or its Affiliates (collectively, the “Buyer 401(k) Plan”) and Buyer shall cooperate to the extent necessary with such transfer. Such transfer shall be made in compliance with Section 414(l) of the Code and Sellers, James River and Buyer shall each timely make all required governmental filings, whether on Form 5310 or otherwise, with respect to any plan maintained by such entity. Sellers, James River and Buyer shall cooperate with each other as reasonably necessary to effect the provisions of this Section 9.02(g).

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                      (h)             Nothing in this Section 9.02 is intended to require Buyer to continue employment for any period of time or on any specific terms or conditions of any Transferred Employee after the Closing. Nothing contained in this Agreement shall be construed as an amendment or modification of any employee benefit plan of the Sellers or Buyer or as an obligation to effect the transfers described in Section 9.02(g).

Section 9.03.      No Third Party Beneficiaries. Without limiting the generality of Section 13.09, the provisions of this Article 9 are included for the sole benefit of the Sellers and Buyer and nothing herein, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including in any current or former employee, independent contractor or other service provider (including any beneficiary or dependent thereof) of the Sellers in respect of continued employment (or resumed employment) with Buyer or any of its Affiliates or the Purchased Business and no provision of this Article 9 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan, Buyer Plan or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Sellers, Buyer or any of their respective Affiliates.

Article 10
Conditions to Closing

Section 10.01.  Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

                       (a)             Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

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                      (b)             The Sale Order shall have been entered by the Bankruptcy Court in a form satisfactory to Buyer in its discretion, shall be in full force and effect, shall not be stayed, shall not have been modified or amended without the written consent of the Parties and shall not have been reversed or vacated.

                       (c)             No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree stipulation, determination or award which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of the transactions contemplated by this Agreement or causing any of the transactions contemplated by this Agreement to be rescinded following completion thereof.

Section 10.02.  Conditions to Obligation of Buyer. The obligation of Buyer to, and to cause the relevant Designated Buyers to, consummate the Closing is subject to the satisfaction of the following further conditions:

                       (a)             Each Seller shall have performed or complied with, in each case, in all material respects, all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

                      (b)             Representations and Warranties.

                                                     (i)            Each of the representations and warranties of the Sellers contained in this Agreement (without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import included therein), other than Fundamental Representations of the Sellers, shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be so true and correct (without giving effect to any qualifications as to materiality, Material Adverse Effect or words of similar import included therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                                                   (ii)            Each of the Fundamental Representations of the Sellers contained in this Agreement shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date, as if made at and as of such date.

                       (c)             Buyer shall have received a certificate signed by an authorized officer of James River certifying the satisfaction of the conditions set forth in the foregoing clauses (a) and (b).

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                      (d)             All consents and approvals of any Person necessary to the consummation of the transactions contemplated by this Agreement and to the use of the Purchased Assets by Buyer and/or the relevant Designated Buyers, after Closing (but excluding (i) any consents or approvals from any Governmental Authority required in connection with the transfer of the Transferred Permits, (ii) any consents or approvals provided by the Bankruptcy Code or by order of the Bankruptcy Court and (iii) any consents and approvals the absence of which would not be material to the Purchased Business), shall have been obtained on terms and conditions reasonably satisfactory to the Parties, and shall be in full force and effect.

                       (e)             Since the Effective Date, there shall not have occurred any Material Adverse Effect (or any development that would reasonably be expected to result in a Material Adverse Effect).

                       (f)             No Seller shall have entered into or permitted the Purchased Business to enter into any collective bargaining agreement or other labor agreement with any union or other labor organization.

                      (g)             (i) Buyer shall have received the proceeds of the Transaction Debt Financing, (ii) the Second Lien Note shall have been entered into by each party thereto and (iii) the Third Lien Note shall have been entered into by each party thereto, in each case, pursuant to the terms of Section 6.05.

                      (h)             Buyer shall have obtained the Buyer Lender Consents.

                      (i)             Buyer or the Designated Buyers shall have entered into the Amended Kentucky River Leases on terms satisfactory to Buyer in its discretion (it being understood and agreed that the terms set forth on Exhibit J shall be deemed satisfactory to Buyer).

                      (j)             The Kentucky River Acknowledgement Letter shall have been executed by each party thereto and shall be in full force and effect.

                      (k)             The objection deadline shall have passed for all counterparties to Assumed Contracts and Assumed Leases to object to the Cure Costs contained in their respective Cure Notice; provided that such objection deadline shall be no less than seven days after such Cure Notice is served on each such counterparty.

                        (l)             At least three Business Days prior to the Closing Date, Buyer shall have received from the Sellers’ Representative a complete and unredacted schedule of Persons from Question 3b of each of the Seller’s respective Statements of Financial Affairs filed with the Bankruptcy Court.

The foregoing conditions of this Section 10.02 are for the sole benefit of Buyer and may be waived by Buyer, in whole or in part, at any time and from time to time in the sole discretion of Buyer. The failure by Buyer at any time to exercise any of its rights hereunder shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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Section 10.03.  Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

                       (a)             Buyer shall have performed or complied with, in each case, in all material respects, all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

                      (b)             Representations and Warranties.

                                                     (i)            Each of the representations and warranties of Buyer contained in this Agreement (without giving effect to any qualification as to materiality, material adverse effect or words of similar import included therein), other than Fundamental Representations of Buyer, shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be so true and correct (without giving effect to any qualifications as to materiality, material adverse effect or words of similar import included therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, after giving effect to the Sale Order.

                                                   (ii)            Each of the Fundamental Representations of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date, as if made at and as of such date.

                       (c)             The Sellers shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Buyer certifying the satisfaction of the conditions set forth in the foregoing clauses (a) and (b).

The foregoing conditions of this Section 10.03 are for the sole benefit of the Seller and may be waived by the Sellers, in whole or in part, at any time and from time to time in the sole discretion of the Sellers. The failure by the Sellers at any time to exercise any of its rights hereunder shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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Section 10.04.  Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 10 to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of this Agreement.

Article 11
Termination

Section 11.01.  Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                       (a)             by mutual written agreement of the Sellers and Buyer;

                      (b)             by either the Sellers or Buyer if the Closing shall not have been consummated on or before August 31, 2014 (the “End Date”); provided, however, that at the time of such termination, the Party seeking to terminate shall not be in material breach of its obligations under this Agreement, including its obligation to consummate the Closing on the terms and subject to the conditions set forth herein;

                       (c)             by either the Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

                      (d)             by the Sellers if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 10.01 or 10.03 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by Buyer by the earlier of (A) within 20 days after the giving of written notice of such breach or failure and (B) the End Date; provided, that at the time of such termination, the Sellers shall not be in material breach of its obligations under this Agreement;

                       (e)             by Buyer if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Sellers set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 10.01 or 10.02 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by the Sellers by the earlier of (A) within 20 days after the giving of written notice of such breach or failure and (B) the End Date; provided, that at the time of such termination, Buyer shall not be in material breach of its obligations under this Agreement;

                       (f)             (i) by the Sellers or Buyer if any Seller enters into a definitive agreement with respect to an Alternative Transaction or (ii) by either Buyer or the Sellers if the Bankruptcy Court approves an Alternative Transaction, or automatically if an Alternative Transaction is consummated; or

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                      (g)             by Buyer if the Sale Order shall not have been entered on or before August 28, 2014.

The Party desiring to terminate this Agreement pursuant to Section 11.01(b), 11.01(c), 11.01(d), 11.01(e), 11.01(f) or 11.01(g) shall give notice of such termination to the other Parties.

Section 11.02.  Effect of Termination. (a) If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any Party or any of its Affiliates (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the Parties to this Agreement; provided that if such termination shall result from fraud by a Party, such Party shall be fully liable for any and all Losses incurred or suffered by the other Parties as a result of such fraud. The provisions of Sections 5.08, 6.01 and 7.04, this Section 11.02 and Article 13 shall survive any termination hereof pursuant to Section 11.01.

                      (b)             Notwithstanding Section 11.02(a), if (i) this Agreement is terminated pursuant to Section 11.01(f) and (ii) at the time of such termination, Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in his Agreement in a manner that would cause the conditions set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied, then the Sellers shall pay to Buyer the Expense Reimbursement Amount and Break-Up Fee, in each case by wire transfer of immediately available funds concurrently with the consummation of the applicable Alternative Transaction. The parties hereto acknowledge and agree that upon any termination of this Agreement under circumstances where the Break-Up Fee and Expense Reimbursement Amount is payable by the Sellers pursuant to this Section 11.02(b) and such amount is paid in full, Buyer shall be precluded from any other remedy against the Sellers, at law or in equity or otherwise, and Buyer shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Sellers or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or any of their respective representatives in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Article 12
Indemnification

Section 12.01.  Indemnification. (a) Following the Closing, the Sellers, on a joint and several basis, shall indemnify and hold harmless Buyer, its Affiliates (including the Designated Buyers) and its and their respective officers, directors, employees, agents, successors and assigns from and against (x) any and all Losses arising out of or resulting from: (i) any breach of any covenant or agreement made by the Sellers in this Agreement or in any certificate or instrument delivered by or on behalf of the Sellers pursuant to this Agreement, in each case, with respect to the obligations of the Sellers to transfer, or to bring about the transfer, to Buyer and/or the relevant Designated Buyers of title to the Owned Real Property, the Purchased Leased Real Property, the Transferred Permits, the Licenses and the Equipment and Fixed Assets or (ii) without duplication, any Excluded Liability and (y) any Indemnified Abatement Costs.

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                      (b)             Following the Closing, Buyer and the Designated Buyers, on a joint and several basis, shall indemnify and hold harmless the Sellers, their Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, successors and assigns from and against any and all Losses arising out of or resulting from any Assumed Liability.

                       (c)             The amount of indemnification to which either party shall be entitled under this Article 12 shall be determined: (i) by written agreement between Buyer and the Sellers’ Representative, (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which Buyer and the Sellers’ Representative shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 12.02.  Claim Procedures. In the event the party seeking indemnification under Section 12.01 (the “Indemnified Party”) has a claim for indemnity against the other party (the “Indemnifying Party”), the Indemnified Party shall give prompt notice of such claim to the Indemnifying Party; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article 12, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

Section 12.03.  Limitations on Indemnification. Except for the remedies provided in Section 2.08(f) and Section 13.14, after the Closing, Section 12.01 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the sole source of payment for any indemnifiable Losses arising under Section 12.01(a) shall be a reduction in the principal amount outstanding under the Third Lien Note (after accrued but unpaid interest) and such reductions (together with any reductions in the principal amount outstanding under the Third Lien Loan pursuant to Section 2.08(f)), in the aggregate, shall not exceed $1.5 million (the “Cap”) and (ii) Buyer’s maximum liability for indemnifiable Losses under Section 12.01(b) shall not exceed $1.5 million in cash. Neither party may submit a claim for indemnification under this Article 12 following the first anniversary of the Closing.

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Section 12.04.  Treatment of Indemnification Payments. All indemnification payments under this Article 12 shall be deemed adjustments to the Purchase Price.

Article 13
Miscellaneous

Section 13.01.  Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission) and shall be given, if to Buyer, to:

Blackhawk Mining, LLC
3228 Summit Square Place, Suite 180
Lexington, KY 40509
Attention: Nicholas R. Glancy
Facsimile No.: (859) 543-0516
E-mail: nglancy@blackhawkmining.com

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Mitchell A. Seider
Charles E. Carpenter
Facsimile No.: (212) 751-4864
E-mail: mitchell.seider@lw.com
charlie.carpenter@lw.com

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if to the Sellers or to Sellers’ Representative, to:

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, VA 23219
Attention: William Murphy
Facsimile No.: (804) 780-3003
E-mail: william.murphy@jamesrivercoal.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Brian M. Resnick
Michael Davis
Facsimile No.: (212) 701-5800
E-mail: brian.resnick@davispolk.com
michael.davis@davispolk.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other parties hereto. All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with confirmation of transmission) or email, three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one Business Day after the same are sent by a reliable overnight courier service, with acknowledgement of receipt.

Section 13.02.  Survival. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing, except for (i) the agreements and covenants which by their terms are to be performed by the Parties following the Closing (including, for the avoidance of doubt, the agreements and covenants in Section 2.06, Section 2.07, Section 2.08, Section 2.12, Section 2.14, Section 5.06, Section 5.07, Section 6.02, Section 7.03, Section 7.08, Section 7.09, Article 8, Section 9.02 and Article 12) and (ii) the pre-Closing covenants and agreements with respect to (x) the obligations of the Sellers to transfer, or to bring about the transfer, to Buyer and/or the relevant Designated Buyers of title to the Purchased Assets (including, title to the Owned Real Property, the Purchased Leased Real Property, the Equipment and Fixed Assets, the Assumed Contracts the Transferred Permits, the Licenses and the Purchased Intellectual Property) and Buyer’s assumption of the Assumed Liabilities and (y) the Excluded Liabilities and Excluded Assets, in the case of this clause (ii), claims in respect of breaches of which may only be brought within 12 months of Closing as set forth in Section 12.03.

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Section 13.03.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding anything in this Agreement to the contrary, this Section 13.03(a), Section 13.06, Section 13.07, Section 13.08, Section 13.09 and Section 13.16 (and any provision of this Agreement to the extent an amendment of such provision would modify the substance of such Sections) may not be amended in a manner that adversely affects the rights of the Financing Sources without the prior written consent of the Financing Sources.

                      (b)             No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.04.  Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 13.05.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. Notwithstanding the foregoing sentence Buyer shall have the right to assign to any one or more of its Affiliates any of its rights or obligations under this Agreement, the Transaction Documents or any other document or instrument, in whole or in part; provided that no assignment hereunder shall relieve Buyer of its obligations under this Agreement, the Transaction Documents or any other such document or instrument and Buyer shall cause such assignees to perform such obligations on behalf of Buyer in accordance with the terms of this Agreement, the Transaction Documents or such other document or instrument, as applicable, and (ii) Buyer may assign its rights to indemnification under this Agreement to the Financing Sources for collateral security purposes; provided, that such assignment shall not release Buyer from its obligations hereunder.

Section 13.06.  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

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Section 13.07.  Jurisdiction. To the fullest extent permitted by Applicable Law, the parties hereto (a) agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought (i) in the Bankruptcy Court, if brought prior to the entry of a final decree closing the Bankruptcy Case and (ii) in the Chancery Court of the State of Delaware (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States sitting in the State of Delaware (the “Delaware Courts”), if brought after entry of such final decree closing the Bankruptcy Case, and shall not be brought, in each case, in any other state or federal court in the United States, (b) agree to submit to the exclusive jurisdiction of the Bankruptcy Court or the Delaware Courts, as applicable, pursuant to the preceding clauses (a)(i) and (a)(ii), for purposes of all suits, actions or proceedings arising out of, or in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby, (c) waive and agree not to assert any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.01 shall be deemed effective service of process on such Party. Without limiting the generality of Section 13.16, each Party (i) agrees that it will not bring or support any claim, suit, action, proceeding, cross-claim or third-party claim against the Financing Sources in any way relating to this Agreement or any of the transaction contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any state or federal court of competent jurisdiction sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each of the Parties hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts and (ii) hereby waives, to the fullest extent permitted by law, any objection which any of them may have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such claim, suit, action or proceeding in any such court.

Section 13.08.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO (I) THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND (II) THE TRANSACTION DEBT FINANCING.

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Section 13.09.  Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 13.03(a), Section 13.06, Section 13.07, Section 13.08, this Section 13.09 and Section 13.16, which are intended to benefit, and to be enforceable by, the Financing Sources, no provision of this Agreement is intended to confer any rights, benefits, remedies, or Liabilities hereunder upon any Person other than the Parties, the Designated Buyers and their respective successors and assigns.

Section 13.10.  Entire Agreement. This Agreement, the Transaction Documents, the Buyer Confidentiality Agreement and the Seller Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.11.  Bulk Sales Laws. Buyer and the Sellers each hereby waive compliance by the Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 13.12.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.13.  Disclosure Schedules. The Sellers and Buyer, as applicable, have set forth information on the Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer or the Sellers, as applicable, and (ii) the disclosure by the Sellers or the Buyer, as applicable, of any matter in the Schedules shall not be deemed to constitute an acknowledgment by the Sellers or the Buyer, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

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Section 13.14.  Specific Performance. The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform any provision of this Agreement with the terms hereof, or otherwise breach any such provision, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 13.15.  Sellers’ Representative. (a) Each Seller designates Sellers’ Representative as their representative and attorney-in-fact of such Seller with full power and authority, including power of substitution, acting in the name of and on behalf of such Seller, for all purposes under this Agreement, including receipt of disclosures, granting and/or executing consents or waivers, receiving notices, settling disputes with respect to indemnification claims and the calculation of the Purchase Price and agreeing to and executing amendments and/or modifications to this Agreement.

                      (b)             By executing this Agreement under the heading of “Sellers’ Representative,” James River hereby (i) accepts its appointment and authorization to act as Sellers’ Representative as attorney-in-fact and agent on behalf of the Sellers in accordance with the terms of this Agreement and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 13.15.

                       (c)             In the performance of its duties hereunder, Sellers’ Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and accurate. Sellers’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. In the absence of proven willful misconduct, (i) Sellers’ Representative shall not be liable to the Sellers with respect to its performance of the functions specified in this Agreement, and (ii) no Seller shall commence, prosecute or maintain any actions or proceedings against Sellers’ Representative with respect to its performance of the functions specified in this Agreement. In determining the occurrence of any fact, event or contingency, Sellers’ Representative may request from any of the Sellers or any other Person such reasonable additional evidence as Sellers’ Representative in its sole discretion may deem necessary, and may at any time inquire of and consult with others, including any of the Sellers, and shall not be liable to any Seller for any damages resulting from any delay in acting hereunder pending receipt and examination of additional evidence requested.

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Section 13.16.  No Recourse to Financing Sources. Notwithstanding anything to the contrary in this Agreement, none of the Sellers, their respective Affiliates or their respective Representatives or their successors and assigns, shall have any rights or claims against the Financing Sources in connection with this Agreement, the Debt Financing, or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, in no event shall this Section 13.16 apply to Buyer, whether before or after the Closing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JR ACQUISITION, LLC

By:	/s/Nicholas R. Glancey
	Name:	Nicholas R. Glancey
	Title:	President

JAMES RIVER COAL COMPANY, on behalf of the Sellers and in its capacity as Sellers’ Representative

By:	/s/ William Murphy
	Name:	William Murphy
	Title:	Chief Restructuring Officer

EXHIBIT A

Contracts Assignment and Assumption Agreements

A-1

EXHIBIT B

GENERAL ASSIGNMENT AND BILL OF SALE

This GENERAL ASSIGNMENT AND BILL OF SALE, dated as of [●], 2014 (this “Bill of Sale”), is made and entered into by and among James River Coal Company, a Virginia corporation (“James River”), the Subsidiaries of James River set forth on Schedule A of the Asset Purchase Agreement (collectively, the “JRCC Subsidiaries”, and together with James River, the “Sellers”) and [BUYER], a [●] limited liability company (“Buyer”).

W I T N E S S E T H :

WHEREAS, Buyer and the Sellers have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated [●], 2014 by and among Buyer and the Sellers, (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, this Bill of Sale is being entered into to effect the transactions contemplated by the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and the Sellers agree as follows:

1.	(a) The Sellers do hereby grant, convey, sell, transfer, assign and deliver to Buyer all of the right, title and interest of the Sellers in, to and under the Purchased Assets (other than those Purchased Assets transferred pursuant to other Transaction Documents), including without limitation, the Purchased Assets described on Exhibit A attached hereto and incorporated herein by reference.

2.	This Bill of Sale is subject to all the terms and provisions of the Agreement, including without limitation all representations and warranties. No provision of this Bill of Sale shall be deemed to enlarge, alter or amend the terms or provisions of the Agreement. Notwithstanding anything to the contrary set forth herein, if there is any conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Asset Purchase Agreement, the terms and provisions of the Asset Purchase Agreement shall control.

3.	This Bill of Sale shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

B-1

4.	This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.	Each party hereto agrees, upon the reasonable request of any other party hereto (and at such other party’s expense), to make, execute and deliver any and all documents or instruments of any kind or character, and to perform all such other actions, that may be reasonably necessary or proper to effectuate, confirm, perform or carry out the terms or provisions of this Bill of Sale.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JAMES RIVER COAL COMPANY, on behalf of the Sellers
By:
Name:
Title:

[BUYER]
By:
Name:
Title:

B-3

EXHIBIT C

Hampden Complex

C-1

EXHIBIT D

Hazard Complex

D-1

EXHIBIT E

IP Assignment Agreements

E-1

EXHIBIT F

Lease Assignment and Assumption Agreements

F-1

EXHIBIT G

Triad Complex

G-1

EXHIBIT H

Escrow Agreement

H-1

EXHIBIT I

Transaction Debt Financing

I-1

EXHIBIT J

Amended Kentucky Leases Terms

J-1

SCHEDULE A

Subsidiaries

Company	State of Organization
BDCC Holding Company, Inc.	Delaware
Blue Diamond Coal Company	Delaware
Buck Branch Resources LLC	Kentucky
Chafin Branch Coal Company, LLC	West Virginia
Eolia Resources, Inc.	North Carolina
Hampden Coal Company, LLC	West Virginia
James River Coal Sales, Inc.	Delaware
James River Coal Service Company	Kentucky
Leeco, Inc.	Kentucky
Logan & Kanawha Coal Co., LLC	West Virginia
Rockhouse Creek Development LLC	West Virginia
Snap Creek Mining, LLC	West Virginia
Triad Mining Inc.	Indiana
Triad Underground Mining, LLC	Indiana